As filed with the Securities and Exchange Commission on November 10, 2003
                          Registration No. 333-106690
        -----------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549
                       ----------------------------------
                                    FORM SB-2
                                Amendment No. 1
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933
                    ---------------------------------------
                            GSI TECHNOLOGIES USA INC.
                        (Name of issuer in its charter)


DELAWARE                                        7319                             65-0902449
(State or other jurisdiction              (Primary Standard Industrial           (I.R.S. Employer
of incorporation or organization)         Classification Code)                   Identification Number)

400, ST-JACQUES WEST                                                             IRVING ROTHSTEIN, ESQ.
SUITE 500                                                                        LAW OFFICES OF IRVING ROTHSTEIN
MONTREAL H2Y 1S1 QUEBEC                                                          292 MADISON AVENUE
(514) 282-9292 CANADA                                                            NEW YORK, NEW YORK 10017
(Address and telephone number                                                    (212) 685-7600
of registrant's principal executive                                              (Name, address and telephone
offices and principal place of business)                                         number of agent for service)
                                          ------------------------------------
                                                      Copies to:
                                                 IRVING ROTHSTEIN, ESQ.
                                            Law offices of Irving Rothstein
                                                  292 Madison Avenue
                                               New York, New York 10017
                                              Telephone: (212) 685-7600


Approximate date of commencement of proposed sale to public: : From time to time after the effective date of this registration statement.


If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. [X]


                                     CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------------------------------
Title of Each Class of        Amount To Be   Proposed Maximum      Proposed Maximum     Amount of
Securities to be Registered   registered     Offering Price Per    Aggregate Offering   Registration Fee
                                             Security(2)           Price(2)
--------------------------------------------------------------------------------------------------------
Common Stock Class B,          30,575,572        $0.25 (3)             $7,643,893
par value $0.001
--------------------------------------------------------------------------------------------------------
Common Stock Class B,          2,000,000         $0.05 (4)              $100,000
par value $0.001 (1)
--------------------------------------------------------------------------------------------------------


--------------------------------------------------------------------------------------------------------
Common Stock Class B,          2,500,000         $0.10 (4)              $250,000
par value $0.001 (1)
--------------------------------------------------------------------------------------------------------
Common Stock Class B           1,000,000         $0.25 (4)              $250,000
par value $0.001 (1)
--------------------------------------------------------------------------------------------------------
Common Stock Class B,          1,516,000         $1.00 (4)             $1,516,000
par value $0.001 (1)
--------------------------------------------------------------------------------------------------------
Common Stock Class B,          2,000,000         $1.20 (4)             $2,400,000
par value $0.001 (1)
--------------------------------------------------------------------------------------------------------
Total                          39,591,572                             $12,159,893           $1,118.71
--------------------------------------------------------------------------------------------------------

(1) Consists of shares of common stock issuable upon exercise of currently exercisable warrants. Pursuant to Rule 416, this Registration Statement also covers any additional shares of common stock which may be issuable by virtue of the anti-dilution provisions in the warrants.

(2)  Estimated solely for the purpose of calculating the registration fee.

(3) There is no market for our shares and this price represents the price per share paid by a non-affiliate through arms-length negotiation during a recent private offering. This price per share is higher than the book value and represents a more accurate value.

(4)  Pursuant to Rule 457(g), this price is the exercise price per share.




THE REGISTRANT HEREBY AMENDS THE REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE
SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                 SUBJECT TO COMPLETION DATED, NOVEMBER 10, 2003
                                -----------------
                            GSI TECHNOLOGIES USA INC.
                             ----------------------

                    39,591,572 shares of Class B common stock


          This prospectus covers 39,591,572 shares of the Class B common stock, par value $.001 per share, of GSI Technologies USA Inc. This figure includes 9,016,000 shares of common stock that we may issue in the future if currently
outstanding warrants are exercised.   The common stock offered here will be sold
solely by the selling stockholders at a fixed public offering price or at varying prices determined at the time of sale.



THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. PLEASE READ THE "RISK FACTORS" BEGINNING ON PAGE 2.

          Our securities are listed for trading on the Pink Sheets under the symbol GSITB.



     _________________________________

          NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

          Our principal executive offices are located at: 400 St. Jacques Street West, Suite 500, Montreal Quebec H2Y 1S1 CANADA. Our telephone number is (514) 282-9292.


                  The date of the Prospectus is ________, 2003.

                                  RISK FACTORS

          You should carefully consider the following facts and other information in this prospectus before deciding to invest in the shares.

                         RISKS RELATING TO OUR VIABILITY

SINCE  WE  HAVE  ONLY  A  LIMITED  OPERATING HISTORY, IT IS DIFFICULT FOR YOU TO
EVALUATE  IF  WE  ARE  A  GOOD  INVESTMENT.

          We were first incorporated in July 1998, introducing our first products in January 2000. Market success of our product line to date has been limited and we were essentially inactive for approximately 12 months. As a result, we have only a very limited operating history, and we face all of the risks and uncertainties encountered by early-stage, technology companies. As a result, an investment in our offering is quite speculative since we have no real track record for you to evaluate our true value and future prospectus.

OUR INDEPENDENT AUDITOR HAS EXPRESSED CONCERN OVER OUR ABILITY TO REMAIN IN BUSINESS AND IF WE GO OUT OF BUSINESS YOUR INVESTMENT WILL BE LOST.

          In his report on our audited financial statements, our auditor has stated that there is a substantial doubt as to whether we will be able to remain in business for even the next twelve months. His concern is based upon our continued losses. While the Company hopes to raise the funds necessary to implement our business plan, if we fail and his concerns are proven accurate, any investment in our securities will likely be lost.

WE HAVE INCURRED SUBSTANTIAL LOSSES AND ANTICIPATE EVEN MORE LOSSES IN THE FUTURE WHICH MAY CAUSE US TO BECOME INSOLVENT.

          From our inception in July 1998 through July 31st, 2003, we incurred an accumulated deficit of $7,017,167. We anticipate incurring further losses until, at the earliest, we generate sufficient revenues to offset the substantial up-front expenditures and operating costs associated with developing and commercializing products utilizing our technology. There can be no assurance that we will ever operate profitably.

WE NEED SUBSTANTIAL ADDITIONAL FINANCING OR WE WILL BE UNABLE TO COMPLETE OUR BUSINESS PLAN AND THEN, OUR OPERATIONS WILL LIKELY CEASE OR BE SIGNIFICANTLY CURTAILED.

          Our capital requirements relating to the commercialization of our technology have been, and will continue to be, significant. We are dependent on the proceeds of future financing, and the conversion of certain debts to equity, in order to continue in business and to develop and commercialize additional proposed products. We anticipate requiring approximately $2,000,000 in additional financing in the next 12 months. There can be no assurance that we will be able to raise the substantial additional capital resources necessary to permit us to pursue our business plan. The Company has incurred approximately $300,000 of debt in the recent past and is dependent on securing additional funds to remain viable. Any inability to obtain additional financing will require us to significantly curtail or cease operations.

THERE IS ONLY A LIMITED MARKET FOR OUR SECURITIES SO ANY PURCHASERS OF THE SECURITIES OFFERED HEREBY MAY HAVE DIFFICULTY RESELLING THEM.

          Our securities are traded on the OTC and there has been practically no sales volume for the last year. No assurance can be given that a more active market will develop. Accordingly, purchasers of the shares offered herein may find their investment highly illiquid.

                        RISKS RELATING TO OUR TECHNOLOGY

WE HAVE NOT COMPLETED TESTING ALL THE COMPONENTS OF OUR TECHNOLOGY AND IF IT DOES NOT WORK WE WILL HAVE NO BUSINESS.

There can be no assurance that problems will not develop in our new software products which would have a material adverse effect on our business. Since we have conducted only limited tests of our software and associated hardware products, we are uncertain if it will perform all of the functions for which it has been designed or prove to be sufficiently reliable in widespread commercial use.

OUR INFRASTRUCTURE MAY NOT BE RELIABLE BECAUSE OF THIRD PARTY DISRUPTIONS AND IF IT FAILS WE WILL LOSE CUSTOMERS WHICH WILL HAVE A NEGATIVE IMPACT ON OUR ABILITY TO MAKE MONEY.

          Our system infrastructure will be vulnerable to computer viruses, break-ins and similar disruptions from unauthorized tampering with our computer systems. Computer viruses or problems caused by third parties could lead to material interruptions, delays or cessation in service to our customers. Inappropriate use of the Internet by third parties could also potentially jeopardize the security of confidential information stored in the computer systems of consumers. Security and privacy concerns of consumers may limit our ability to develop a significant customer base. If any of these concerns eventuate, we will likely find it difficult to find and then retain customers which will make it difficult to generate revenues.

                      RISKS RELATING TO OUR BUSINESS PLAN

OUR BUSINESS PLAN INVOLVES THE RELATIVELY NEW CONCEPT OF "DIGITAL MEDIA LOGISTICS" INVOLVING ELECTRONIC AUTOMATED OUT-OF-HOME ADVERTISING AND INFORMATION CONVEYANCE, AND IF OUR MARKETING STRATEGY IS UNSUCCESSFUL AND THE MARKET DOES NOT EMBRACE OUR PRODUCTS WE WILL GO OUT OF BUSINESS.

          Our planned software solution which involves using "DIGITAL MEDIA LOGISTICS", for reaching great numbers of "viewers per day" remains an unproven business concept. Demand and market acceptance for a new method of advertising and information content delivery is subject to a high level of uncertainty. Achieving market acceptance for our newly developed software & hardware products will require significant efforts and expenditures to create awareness and demand by advertising agencies, multimedia groups, municipalities and large retailers. The lack of success of our marketing strategy could result in the curtailing of our operations

EVEN IF OUR BASIC TECHNOLOGY WORKS, WE MAY HAVE TO MODIFY IT TO MEET INDIVIDUAL CUSTOMER DEMANDS.

          To the extent that there is competition among our customers to have a software solution differentiated from others, we may need to modify and adapt our software to meet their demands. These modifications will take time and cost money and may not function. Addressing this could delay our plans and cause us to incur substantial additional costs.

WE HAVE ONLY LIMITED HUMAN RESOURCES TO IMPLEMENT THE PROJECTS WE MAY RECEIVE AND IF WE ARE UNABLE TO SATISFACTORILY SERVICE OUR CUSTOMER'S PROJECTS, WE WILL LOSE THEM AND THEIR REVENUES.

          Our operations will depend upon the capacity and availability of people to sell and implement our system infrastructure. We currently have only limited human capacity and will be required to continually expand our staff to accommodate significant sales to predominantly foreign customers. Development and/or expansion of our staff will require substantial financial, operational and managerial resources. There can be no assurance that we will be able to meet potential demand on a timely basis or at a commercially reasonable cost. Our failure to develop and/or expand our current staff of 6 adequately to pursue sales opportunities and implement projects on a timely basis will cause us to lose customers and therefore decrease our revenues.

Our shares are considered "Penny Stock" and due to regulatory rules applicable to the public sale of penny stock shares, you may find it more difficult to resale these shares.

     Broker-dealer practices in connection with transactions in "penny stocks" are regulated by certain penny stock rules adopted by the Securities and Exchange Commission. Penny stocks generally are equity securities with a price of less than $5.00. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and, if the broker dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market, and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, broker-dealers who sell such securities to persons other than established customers and accredited investors (generally, those persons with assets in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 together with their spouse), must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. Consequently, these requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a security that becomes subject to the penny stock rules. If the Company's securities become subject to the penny stock rules, investors in this Offering may find it more difficult to sell their shares.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements under "Risk Factors," "Management's Discussion and Analysis," "Business" and elsewhere in this Prospectus are forward-looking statements that involve risks and uncertainties. These forward-looking statements include statements about our plans, objectives, expectations, intentions and assumptions and other statements contained in this prospectus that are not statements of historical fact. You can identify these statements by words such as "may," "will," "should," "estimates," "plans," "expects,"
"believes," "intends" and similar expressions. We cannot guarantee future results, levels of activity, performance or achievements. Our actual results and the timing of certain events may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such a discrepancy include those discussed in "Risk Factors" and elsewhere in this prospectus. You are cautioned not to place undue reliance on any forward-looking statements.


                    SUMMARY HISTORICAL FINANCIAL INFORMATION


     The following selected financial data for the year ended October 31, 2002 and 2001 are derived from our audited financial statements included in this prospectus.

          The following selected financial data for the nine month period ended July 31st, 2003 are derived from our unaudited interim financial statements included in this prospectus.

               The following data should be read in conjunction with our financial statements.


STATEMENT OF OPERATIONS DATA

                     For the 9 months(Unaudited)   For the year      For the year
                     Ended 07/31/03                Ended 10/31/02    Ended 10/31/01
                     ----------------------------  ----------------  ----------------
Net Revenues         $      15,000                 $      23,750     $     229,793
Operating Loss       $  (1,144,322)                $    (497,637)    $  (1,644,842)
Income Taxes         $           0                 $           0     $           0
Net Loss             $  (1,175,878)                $  (1,667,839)    $  (2,589,345)
Loss Per Share       $       (0.04)                $       (0.06)    $       (0.12)
(Basic and Diluted)

BALANCE SHEET DATA

                        October 31, 2002   July 31st, 2003 (Unaudited)
                       ------------------  ---------------------------
Working Capital        $        (845,546)  $                 (546,440)
Total Assets           $         251,913   $                  231,349
Total Liabilities      $         845,546   $                  629,654
Stockholders' Deficit  $        (593,633)  $                 (398,304)


                             DESCRIPTION OF BUSINESS

DEVELOPMENT OF THE COMPANY

          In July 1998 a group of investors, including Mr. J. Michel de Montigny, purchased control of I.B.C. Corporation, a Delaware publicly traded corporation. In October of 1999, the name of the Company was changed to GSI Technologies USA Inc.

          Mr. J. Michel de Montigny was also the founder and controlling shareholder of 3529363 Canada Inc. (GSI Canada). Other than the involvement of Mr. de Montigny in both of GSI Canada and GSI Technologies USA as a control shareholder, an executive officer and director, there is no legal relationship between the two entities.

          GSI Canada had developed expertise and software relating to the management of digital display devices used as an advertising medium to reach the out-of-home market. The out-of-home advertising market refers to the attempt by advertisers to have their messages seen by people in the public forum. For example, electronic billboard messages on buildings or in sporting arenas and electronic signs on the top of taxicabs or the sides of busses and on bus stops. The idea is that inasmuch as most people spend much of their day out their houses, the traditional format of reaching people in their homes through television, radio and magazine ads limits the advertisers reach to the limited time when people are in their homes and using these mediums. However, out-of-home advertising is not so limited and their messages can be broadcast constantly and are virtually unavoidable by people out on the street.

          The original vision was for GSI Canada to undertake the R&D and develop the software and related technologies and for GSI Technologies USA Inc. to exclusive market the products and provide the services. To that extent, in October 1999, GSI Technologies USA Inc. was granted an exclusive Master Licensing Agreement, by GSI Canada, to market, sell and commercially exploit the knowledge and the developed software owned by GSI Canada. The software allows the advertising message to be broadcast to multiple display screens simultaneously and allows the operator to change the message virtually instantaneously.

          In 2000 and 2001, GSI Technologies USA Inc. made efforts to commercially exploit the software and expertise to the Out-of- Home advertising Industry with only minimal success.

          On April 18, 2001, Mr. de Montigny resigned from his position as Chairman of the Board of Directors of GSI Technologies USA Inc. and Mr. Ren Arbic was nominated as the new Chairman.

          In May 2001, GSI Canada was placed under bankruptcy protection and on August 15, 2001, GSI Canada began to restructure its operations by closing down all of its divisions and maintaining strictly R&D personal and development staff. In February 2002, GSI Canada laid off the remainder of its R&D staff and ceased its Research and Development activities.


          On September 7, 2001, Mr. de Montigny resigned from his position as President and CEO of GSI Technologies USA Inc. for health reasons and the Board of Directors nominated Mr. Ren Arbic as the new President and CEO of the Company.

          In the period from January 2001 to October of 2001, due to lack of funds, GSI Technologies USA laid off all of its staff except for its President/CEO.

          In April 2002, GSI Canada and the Company executed an Addendum to the Master License Agreement which granted the Company the right to sell and/or issue licenses for the technology for 10 years. This addendum superseded the Master License Agreement, thereby terminating all other obligations contained in the Master License Agreement. More importantly the addendum grants the Company the right to modify and further develop the source code at the Company's sole discretion. Any such developments made by GSI Technologies USA Inc. would remain the property of the GSI Technologies USA Inc.

          Throughout 2002 and early 2003, we attempted to find financing to rebuild our infrastructure and develop a new generation of products. These attempts resulted in the acquisition of both debt and equity financing as detailed below in the MD&A section under the sub caption "Liquidity and Capital Resources". During this period, we were also able to negotiate several reductions in fixed expenses, notably in our leasing obligations.

          A control block of the Company owned by Immobiliare, Gestion J.M.d.M and Totalcom Inc., all controlled by Mr. J. Michel de Montigny, founder and former CEO of the Company, was sold in a private transaction to 4136306 Canada Inc., a Canadian Investment corporation. As a result, Mr. de Montigny was no longer an officer, director or control shareholder of the Company.

          In February 7, 2003, Mr. Ren Arbic resigned from his position as President and Chief Executive Officer of the Corporation and in May 2003, he resigned from his position as Chairman of the Board of GSI Technologies USA Inc.

          In May 2003, the Board of Directors appointed Mr. Craig Perry, who is currently General Manager of InMetal and a shareholder of GSI Technologies USA Inc., to join the Board of Directors as a Director and Chairman and in June 2003, The Board of Directors appointed Mr. Gilles Addison to the position of President and Chief Executive Officer.

OUR  BUSINESS

          We operate within the overall Information and Communication Technology
(ICT) field, offering software, hardware and related services to manage dynamic and efficient communications networks. The information delivered can be advertising messages targeted to consumers while out of their homes or messages of more general interest like traffic and weather information.

          We offer solutions principally for media operators, advertisers and others seeking to reach the greatest number of "viewers per day" at the street level. Street level advertising is the strategic placement of signage, so it is readily visible to pedestrians and motorists. In addition to addressing potential consumers in busy urban and suburban settings, public service messages can also be conveyed using our technology.

          INITIAL  PRODUCT  OFFERINGS

          We  initially  began  offering products and services for sale in 2000.
Our product offerings at that time included both software to manage a digital signage network and related hardware such as installed screens, displays or kiosks. In addition, we also owned and operated our own network of digital signage kiosks. The software products were offered pursuant to a Master License agreement with GSI Canada, the creator of the initial software, Multi Media Pack, or in short as MMP. The hardware products were purchased for resale from various brand name manufactures on an as needed basis. The Kiosk products were designed and built by GSI Canada. Our product offerings consisted of the following items:

     Software  -  Digital  Signage Network Management Software (the MMP software licensed  from  GSI  Canada)
     Hardware   -    Player  PC
                     Servers  and  Server  Racks
                     Displays  (plasma,  LCD,  LED  or  plain  TV  set)
                     Network  Hardware  (switch,  routers,  cables)
     Kiosks   -   Custom  Manufacturing

     INITIAL  SERVICES

     At that time we also offered value-added services such as the integration of network services and the ability to deal with hardware suppliers to integrate and install computers and screens (plasma, LCD, LED or plain TV set). In other words, if a client came to us with an idea about something he would like to do, we would problem solve the matter and design an integrated solution, including managed services, which would allow the client to reach his goal. In cases where clients did not need any of our software or hardware products, we were still available to provide consulting services for operators to develop digital signage networks. Our services offerings consisted of the following:

     Managed  Services
          Application Service Provider
          Hosting
          Network Management and Monitoring

          Graphic Conversion
          Scheduling

     Integration  and  Installation
     Digital  Signage  Network  Development

          CURRENT  PRODUCT  &  SERVICES

To address the changing market and technology landscape, we initiated a comprehensive review of our position in the industry. During this exercise we drew upon the collective experiences of our own team as well as soliciting input from various individuals we believed to be knowledgeable about the industry. We concluded that, in order to be in the forefront of the industry, we would have to narrow our business focus and develop an entirely new software package.

As part of our comprehensive review, we decided to re-evaluate our core product, the GSI Multi Media Pack acquired under the Master Licensing Agreement with GSI Canada. We hired LTS Networks Inc. to perform a technical review of the software code. Their report recommended that we rework the architecture of the product to take advantage of newer development tools and database tools to ensure that the product would be up to date and as technically advanced as possible. If undertaken, it was believed that our new product would also be well positioned for growth and enhancement in the future.

As a result of their report, we hired LTS Networks to build for us a next generation product, based on our design, to offer to the Out-of-Home advertising industry. We solicited the assistance of Mr. de Montigny, to leverage his past experience with the Advertising and Media industry to work with LTS to design the functional requirements for the new software. It was anticipated that the new software would differ from the previous product in several key ways. The programming language would be different; the software design and architecture would be different; and the new product would pay close attention to standards, such as the Human Interface Guidelines and Data Warehouse Standards. We proceeded to implement this project and the resulting newly developed proprietary software product was released on October 1st, 2003. The product is being marketed under the name of Digital Media Logistics Suite, or DMLS.

In June 2003, we purchased a 40% equity interest in LTS Networks. Prior thereto, there was no affiliation between us and LTS and the only relationship was that LTS provided us with software development services through Purchase Order on an as required basis at standard market rates.

As a result, in early 2003, we changed our Product and Services Offering. Our main focus will now be to develop and sell a network based digital signage management software solution. We will also offer different level of Network Managed Services from simple hosting services to full network managed services. These services will be provided from time to time through sub-contractual agreement with LTS to be determine on a case by case basis, upon customers' needs and specific requirements.

We will also, in some cases, offer some related hardware through our agreements with Petters Group. as described in the MD &A section.

We will no longer supply or manufacture kiosks or design/develop networks. We will continue to leverage our market knowledge by providing strategic consulting services for operators of digital signage networks.

          Our  current  product  offerings  are:

          Software - Digital Signage Network Management Software (DMLS is proprietary to GSI Technologies USA Inc.)
          Hardware  -  Player  PC
                       Displays

          Our  current  services  are:

          Managed  Services
                       Application Service Provider
                       Hosting
                       Network  Management  and  Monitoring

          We also revised our pricing and licensing structure. We will now sell and distribute our new software product on a per player software license basis. This is a significant departure from our previous revenue model of territorial licensing as we believe it better reflects the standard pricing and licensing model for our industry, and therefore should make our solution more competitive.

THE TECHNOLOGY

          Since 2000, the industry has been working to solve deployment and business issues relating to the operation of large scale commercial digital signage networks. These issues include advertising effectiveness monitoring, display device reliability, cost and capability of player software and the lack of appropriate software solutions.

          Our new proprietary software: Digital Media Logistics Suite (DMLS) is designed to meet the Out-of-Home industry's business and operational needs in digital advertising. The product's development was based on the perceived needs of the industry following discussions with potential users and the experience of our management.

     Our Digital Media Logistics Suite offers a complete range of products designed around the concept of providing network based distribution of digital images for advertising and information on multiple digital display devices.

     We believe that DMLS, will provide a robust commercial solution for the Digital Signage industry enabling operators to manage large or small networks of digital signs from a remote location with full capability to control the content and the play schedule for each independent site. Our products are built to operate on many platforms and can adapt to any ICT infrastructure, such as Satellite, Cable, or DSL. Our systems manage media content in all standard formats for video files, including MPEG-2, MPEG-4, Flash and AVI.

DIGITAL MEDIA LOGISTICS SUITE (DMLS):

     Digital Media Logistics Suite 3.0 is comprised of three major component applications. They are Digital Media Server (DMS), Digital Media Administrator
(DMA)  and  Digital  Media  Player  (DMP).

     The GSI Digital Media Logistics Suite is a sophisticated, secure solution for dynamic digital signage network management and display, offering dynamic scheduling and content changes through its component applications. Designed to be scalable, secure, extendable and flexible, Digital Media Logistics Suite is platform independent and is designed to work with most modern Relational Database Management Systems. Digital Media Logistics Suite supports most common media file types (CODEC). The Suite is designed to operate on Windows, Linux and other UNIX based systems. Digital Media Logistics Suite is designed to manage large multi-display networks all over the world from either a single or multiple control centers, via the Internet, resulting in complete freedom of operation.

     Digital Media Logistics Suite is designed to operate in most common infrastructure environments that a company may be working with. GSI's Digital Media Logistics Suite 3.0 is designed to handle commercial

Out-of-Home advertising and communications' requirements. The components applications of the suite are as follows:

     -    GSI DIGITAL MEDIA ADMINISTRATOR (DMA)

          DMA is a simple administration tool which allows users to easily manage their clients and campaigns for advertisements, infomercials, infotainment and other creative displays. Users can import their media display statistics into whichever analysis tool they choose (Business Objects, MicroStrategy, Cognos, Excel reports, etc.) and study the effectiveness of their digital signage campaign.

     -    GSI DIGITAL MEDIA PLAYER (DMP)

          DMP displays scheduled media content to single or multiple display devices.

     -    GSI DIGITAL MEDIA SERVER (DMS)

          DMS brokers media and play schedules to single or multiple players either standalone or across any network.

COMPETITION

          The advertising markets that we are entering are very competitive. Some of our competitors have certain advantages including substantially greater financial, technical and marketing resources; greater name recognition; and more established relationships in the industry and may utilize these advantages to expand their product offerings more quickly, adapt to new or emerging technologies and changes in customer requirements more quickly, and devote greater resources to the marketing and sale of their products.

          The market for digital signage management software has existed for a few years now but still remains somewhat small with few large-scale deployments that we are aware off. Poised to take off substantially in the late 90's and early 2000's, it suffered a setback with the technology market downturn and the reduction in technology investment.

          As such, we perceive this to still be an emerging market with various offerings from the companies involved in the field. We estimate the number of direct competitors at around thirty (30) companies, most of them located in North America. However, several of them are to be considered as integrators, pulling in software and hardware solutions to meet their customers' deployment requirements, rather than software suppliers. Under our old business model and product/services offering, these companies would have been considered competitors; however under our new business model and product/services offering we consider them potential clients.

     In the field of software developer/supplier, our in-house marketing research has identified only a few companies involved solely or mainly with the development of a vertical market Digital Network

Management Solutions. These companies are: SCALA, FRED, Advanced Digital Signage (ADS), Bluepoint Technologies, Digital eMedia and Navori. We consider these companies to be our direct competitors.

          Barriers to entry in this field are not based solely on the capacity of a group of software designers to develop effective software but rather on the knowledge of the market's needs. Our strength resides in our 5 years experience in the advertising field, gained by virtue of continuous contact with customers in the industry, our management's experience and the relationships built over the years with industry players. Based on this knowledge and comments from the industry, we believe we are capable of designing a precise and efficient solution to meet the needs of the operators of the digital signage network industry.

          The markets for our proposed products are characterized by rapidly changing technology and evolving industry standards. Accordingly, our ability to compete will depend upon our ability to continually enhance and improve our software and our display products. There can be no assurance that we will be able to compete successfully, that competitors will not develop technologies or products that render our products obsolete or less marketable or that we will be able to successfully enhance our products or develop new products.

THE ADVERTISING MARKET

     Based upon our knowledge of the industry, we believe the potential market for our products has significant opportunities for growth. The advertising industry, for example, is currently challenged and is looking for new ways to reach consumers more effectively.

     While television's relative position has been maintained, advances in technology now enable the consumer to select from more than 500 television channels at home. Many of these are specialized channels and pay television that do not broadcast advertising. As a result, TV does not reach the same number of in-home "viewers per day" as they used to. Since in-home advertising does not offer the same "viewers per day" reach, it has become strategically imperative for advertisers and advertising agencies to seek other Out-of-Home possibilities in order to reach more viewers everyday.

     We have been active in the field of digital signage since 2000. In addition to being a software developer, we were also involved initially in network integration and hardware supplies (full outdoor displays, also called street or urban furniture) and our founders' knowledge of the advertising and broadcasting markets goes back a few more years. Consequently, even without hard quantitative data concerning the actual market, our qualitative assessment is based on a good knowledge of the market based upon many years of experience. We also believe that the coming months will allow us to support our analysis with additional quantitative information.

     Market research in regards to advertising spending by category is expected to be available by the end of 2003. However, we believe we possess valuable information regarding these matters since we still have strong links with some of the world leaders in the industry of Out-of-Home advertising.

EXPERIENCE

          We have an available pool of knowledge and experience regarding the rapidly evolving digital signage market. We have retained the services of the founder of the Company, Mr. Michel de Montigny, to act as Product Manager and Sales and Marketing Director. Mr. de Montigny's personal knowledge and contacts that he has developed over the years as well as his long experience in the marketing and technology fields will give an immediate value to the Company.

          In addition, the Company has in the past undertaken pilot testing in the field. We have acquired, over the past couple of years, valuable field experience in serving digital network operators through various pilot projects, such as providing managed services for the operation of a network consisting of 12 large electronic lamp board displays for Pattison Group, a Canadian Out-of-Home network operator, in several Metropolitan centers in Canada, as well as a pilot network of 32 City Columns consisting of a total of 96 screens located in the common space of Ivanhoe Shopping Malls located in Quebec and Eastern Ontario, Canada. These networks were managed by GSI from a central location in Montreal. We have also provided software solutions to Clear Channel International, one of the world's largest Out-of-Home network operators, for various projects.

          Extensive experience has also been gained in dealing with various electronic sign manufacturers and companies involved in controlling interactivity such as Dacktronics, Saco, Smartvision, Adtronics, A.D.E. and Sony, among others.

INTELLECTUAL PROPERTY

          We have developed an entirely new product as a result of R&D activities over the past 9 months, the GSI Digital Media Logistics Suite,
(DMLS). We own all of the intellectual property and sales rights to DMLS. These rights are governed and protected by applicable copyright law. We intend to take all reasonable and practical steps, within our means, to obtain patent and trademark protection for our Intellectual Property. We can not predict at this time when we will be able to obtain patent protection for DMLS.

SALES AND MARKETING STRATEGY

          Our low cost network management solution is designed to permit operators to increase profits from existing advertising networks. The reduction of up front costs as well as reduced operational costs that our solution provides will allow for the development of previously un-exploited market segments which have been overlooked due to previously high entry costs as well as the conversion of existing static display networks into digital signage networks.

We have identified 3 primary target markets for our sales and marketing efforts.

     1)   Out-of-Home  Media  Operators:  Digital Networks involved with markets
          ------------------------------
          such as subways and train stations, airports, billboards, bus shelters, etc.

     2)   Public  Information  and Security Communications: 911 info, evacuation
          -------------------------------------------------
          plans, Amber Alert, public buildings, strategic high traffic areas, governmental communications, etc.

     3)   Retail  Outlet  Operators: Large retail chains, department stores, gas
          --------------------------
          stations,  banks,  restaurants,  renovation  centers,  etc.

          The commonality of the three target markets rests upon the high number of eyeballs (number of viewers per day) and the ability to deliver informational and advertising content at key times of the day to the benefit of the public.

               Sales are expected to be accomplished through a combination of direct sales, trade shows, road shows and general marketing efforts.

               Our sales and marketing strategy is based on pursuing and developing relationships with key players in the industry. In order to execute the strategy as quickly and efficiently as possible, we intend to develop a network of regional distributors worldwide.

          - Installation Contractors: By developing a value added reseller program through installation contractors, we can create significant market exposure for our products while limiting direct marketing cost.

          -    Digital  Signage  Hardware  Manufacturers:  Agreements  with  key
               Digital Signage manufacturers will allow our Company to develop horizontal business markets.

          - Sales agents: Management intends to create an aggressive sales agent program to attract highly qualified candidates worldwide.

          - Out-of-Home network operators: The Out-of-Home advertising industry is dominated by a handful of large network owner operators. Our DMLS software solution has been designed to meet their business needs. It is designed to operate networks consisting of thousands of display units.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS


               The following discussion should be read in conjunction with the financial statements and related notes which are included elsewhere in this prospectus.

               FORWARD LOOKING STATEMENTS.

               This report contains forward-looking statements that are based on the Company's beliefs as well as assumptions made by and information currently available to the Company. When used in this report, the words "believe," "expect," "anticipate," "estimate," and similar expressions are intended to identify forward-looking statements. Such statements are subject to certain risks, uncertainties and assumptions, including without limitation, the overall strength of the national securities markets, the Company's present financial condition and the risks and uncertainties concerning the availability of additional capital as and when required, technological changes, increased competition, international war and terrorism and general economic conditions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated, or projected. The Company cautions potential investors not to place undue reliance on any such forward-looking statements, all of which speak only as of the date made.

          OVERVIEW

          Research firm iSupply/Stanford Resources sees the worldwide Out-of-Home Digital Signage market growing from just over $3 billion in 2003 to approximately $5 billion in 2006 and about $7 billion in 2008. CAP Ventures Inc., a research firm that tracks retail digital signage, a sub category of the Out-of-Home Digital Signage market, as a separate category, sees this niche growing still faster, from North America revenue of $388 million in 2003 to nearly $2 billion in 2006; an increase of more than 400 percent.

          We are particularly well positioned to exploit this growth as we believe that we offer one of the only true commercial scale solutions in the world. This belief is based on our customer's comments and feed back relating to the proposed functionality of our product.

RESULTS  FROM  OPERATIONS

THREE AND NINE MONTHS ENDING JULY 31ST, 2003


During GSI's third quarter from May 1 ,2003 to July 31, 2003, GSI USA incurred a loss of $489,624 versus a loss of $35,237 in the same period in 2002. The increased loss was due to higher operating expenses, specifically consulting and software development.

During GSI's nine month's from November 1, 2002 to July 31, 2003, GSI USA incurred a loss of $1,175,878 versus a loss of $267,715 in the same period in 2002. The increased loss was due to higher operating expenses, specifically consulting, software development and a loss on the Licensing Agreement writeoff.

REVENUES

     Zero in revenue was recognized during the current year quarter, versus zero for the same period in the prior year.

$15,000 in revenue was recognized during the current year nine month period versus $23,750 for the same period in the prior year. This is related to sub-licensing agreements realized over the respective terms.

OPERATING  EXPENSES

     During the three months ended July 31, 2003, GSI USA has incurred $480,534 in operating expenses versus 26,374 for the same period in 2002. The increase was mainly attributable to marketing, software costs and consulting.

During the nine months ended July 31, 2003, GSI USA has incurred $1,159,322 in operating expenses versus 263,210 for the same period in 2002. The increase was mainly attributable to marketing, software costs, consulting and the write off of unamortized impaired licensing rights.

LIQUIDITY  AND  CAPITAL  RESOURCES

     At July 31, 2003 GSI USA had $707 in cash. Cash used in operating activities during the nine months ending July 31st, 2003 was 1,032,036, which was mainly attributable to the net cash loss from operations plus changes in net operating assets and liabilities.


     Net Cash used in investing activities during the period was $94,833 for property and equipment.

     Net Cash provided from financing activities during the period was 1,127,576.

     The result of all activities during the nine-month period ending January 31, 2002 was a net increase of $707 in our cash position.



FISCAL YEARS ENDED OCTOBER 31ST, 2002 AND 2001

RESULTS FROM OPERATIONS

During the fiscal year from November 1, 2001 to October 31, 2002, GSI USA incurred a loss of $1,667,839 or $0.06 per share versus a loss of $2,589,345 or $0.12 per share in the same period in the prior year. The loss for fiscal year ended October 31st, 2002 can be attributed to limited revenue generated as well as a 1.1 million loss on write off of an affiliate note receivable.

REVENUES

$23,750 in revenue was recognized during the fiscal year ended October 31st, 2002 versus $229,793 for the same period in the prior year. These revenues are related to the sale of products, as well as a sub-license sold to Groupe Solcom International France S.A.S. ("Groupe Solcom") giving it commercialization rights for the territory of London, England, Nantes, France and a sub-license sold to GSI Technologies ("GSI Canada") giving it commercialization rights for the territory of Canada.

COST OF REVENUES AND DIRECT OPERATING COSTS

According to the master license agreement with GSI Canada, GSI USA owns 60% of the price of any sub-license it sells to a new licensee. This amount is payable to GSI Canada by the end of the calendar quarter in which the sub-license is granted its sub-license. GSI USA has incurred $10,634 in direct operating cost for the fiscal year ended October 31st, 2002 versus $121,797 for the same period in the prior year.

OPERATING EXPENSES

During the fiscal year ended October 31st, 2002, GSI USA has incurred $510,753 in operating expenses versus $1,752,839 for the same period in 2001. The decrease is attributable primarily to a drastic cut back in operations for the current year.

OTHER INCOME

During the fiscal year ending October 31st, 2002, $1,170,202 in other expenses were realized compared to $944,503 of other expenses in the prior year. These amounts are primarily attributable to the write offs of the Loss on Affiliate note receivables and advances.

LIQUIDITY AND CAPITAL RESOURCES

At October 31, 2002 GSI USA had zero cash as compared to $6,019 at October 31, 2001. Cash used in operating activities during the year ending October 31, 2002 was $252,545, which was mainly attributable to the net cash loss from operations plus changes in net operating assets and liabilities.

Cash used by investing activities during the fiscal year ended October 31st, 2002 are comprised of purchases of property and equipment totaling $163,705. Cash provided by investing activities during the prior year reflected repayment of short-term loans to GSI Canada in the amount of $801,656.

Cash provided from financing activities during the fiscal year ended October 31st, 2002 $410,232 include the net effect of short-term borrowing through note payables as well as proceeds from an investment group. Cash provided from financing activities during the prior year of $519,469 reflects a private placement as well as funding provided by issuance of Notes Payable.

We believe that we will generate revenues in the immediate future; however there can be no assurance that we will ever be able to obtain contracts with a significant number of customers to generate meaningful revenues or achieve profitable operations.

We do not currently have any material commitments for any capital expenditures nor do we anticipate incurring any such commitments in the foreseeable future.

As of July 31st, 2003, we had a negative working capital of $546,440. Conceivably, this could hamper our ability to obtain loans. However, we do not anticipate applying for any loans so we do not expect there to be any serious ramifications at this time. In any event, once the DMLS software is completed and can be carried on our financial statements as an asset, the problem will be greatly alleviated. Also, once anticipated revenues begin coming in the fall, we expect the problem to be moot entirely.

In his audit opinion for our 2002 financial statements, our auditor expressed a substantial doubt about our ability to continue as a going concern. We believe additional funding requirements of $2 million are necessary to avoid a similar going concern opinion in the future. Currently our monthly "burn rate" is approximately
$80,000 per month which includes R&D expenses of $40,000. We believe our monthly "burn rate" will increase to approximately $160,000 per month. This increased amount will include R&D expenses increasing to approximately $80,000 per month, marketing expenses of approximately $30,000 per month, salaries of approximately $25,000 per month and general and administrative of approximately $25,000 per month. We believe that we will be able to survive for the next 12 months based upon our cash on hand, our ability to raise funds and the commencement of revenue generation from our new software. Our cash on hand at October 31, 2003 is approximately $14,800. The operating plan for the fiscal year ending October 31, 2004 reflects the sale of 3000 software licenses at $590 each, beginning with the first sales of 500 licenses in January 2004. These installations will generate revenue and cash flow to the company. Additional capital and/or borrowings may be necessary in order for the Company to continue in existence until attaining and sustaining profitable operations. The Company has available the option to seek additional funds from current shareholders through borrowings or equity financing. None of the shareholders are obligated to provide additional financing nor have any of them committed to making any additional investment. Management has continued to develop a strategic plan to develop a management team, maintain reporting compliance and seek new markets for our core technology from which our current product, Digital Media Logistics Suite, was derived.

          We have, in the past year, paid considerable attention to raising sufficient funds to cover these activities. From May 2002 through May 2003 we raised almost $1,000,000 in new equity by private placement as detailed below in Recent Sales of Unregistered Securities. We also converted $330,000 of old debt to equity and we raised an additional $300,000 debt by way of a convertible debenture.

          These funds were utilized to reduce outstanding payables and to fund the build-up of our operations as well as to support the roll-out of our DMLS product line and continue our development plan.

DISCUSSION AND ANALYSIS

          During the course of 2002, we took extraordinary measures to reduce our costs in an effort to remain a viable business. For example, we terminated all of our employees except for our President and CEO; we leased new offices and reduced our monthly from $20,000 to $2,000; and we did not renew any employment contracts and negotiated our way out of existing consulting contracts.

          In May 2002, the Company negotiated a loan agreement as detailed in Recent Sales of Unregistered Securities, allowing us to resolve most of the then pending financial issues and reduce our payables considerably by end of October 2002. In the same period of time, we continued to investigate the possibility of transforming certain loans and liabilities into equity, creating new partnerships and raising new capital.

          As described in greater detail above under Business, we made a strategic decision to change the focus of our business and concentrate on the development and then sale of our own proprietary digital signage software, DMLS. In first 3 quarters of fiscal 2003 we spent $300,000 on Research and Development as compared to nothing in all of fiscal 2002.

     The market for our products continues to present a mixed picture. The primary issue has been the overall slow economic climate in our major market areas of Canada, the USA and Europe. Budgets for digital media products have suffered from the overall economic conditions as well as generally reduced IT spending across the board. As such, we have assumed a cautious approach to develop a cost-effective solution, and to exploit the areas of clearest opportunity. From discussions with potential clients and other players in the industry, we believe there are signs of recovery in the advertising market as a whole and more specifically, the digital signage market. We believe that this recovery will lead to increase opportunities for the sale of our products and services which, if it eventuates, should lead to increased revenues which in turn should improve our liquidity.

          In April 2003, we signed a special agreement with MCSI, a publicly traded corporation specialized in Technology Integration, whereby we have agreed to sell to MCSI up to 12,000 licenses of our DMLS software at a discounted price. The agreement is valid for a term of 24 months. MCSI has no obligation to purchase any of the licenses.

          In August, 2003, we signed a one year renewable Sales Representative agreement with Petters Group LLC. The agreement provides for us to act as a non-exclusive sales representative in the United States, Canada and Mexico in regards to their new suite of Digital Displays Products, branded under the name of Polaroid.

          We currently have five Purchase Orders for five different projects for a total of 686 DMP Software licenses and 650 Player PCs. This represents an approximate sales dollar value of $1,050,000. As of October 31st, 2003, we have delivered on approximately 20% of these orders and anticipate delivering the balance on or before January 1st, 2004.

          On June 23, 2002, we completed an Agreement with SN Entertainment, a company specialized in Internet market content. The agreement called for us to install a network of full motion video plasma screens in approximately 200 preferred locations in the United States. However we now believe that SN no longer intends to participate in the digital signage industry and therefore the company expects no revenue from this agreement.

          In May 2003, we initiated negotiations with Arcanes Technologies, a France-based corporation to act as sales agent to distribute our new line of products in France. Negotiations are in preliminary stage and the Company can not state when or whether an agreement will be reached.

          In May 2003, we received a Letter Of Intent from TSA, a France-based corporation, specialized in Network Integration and Satellite Transmission to act as installation contractors and service corporation for our European based customers. We are currently negotiating contract agreements and anticipate conclusion by the end of 2003.

          The marketing plan for our fiscal year, ending October 2003, calls for our management and sales team to concentrate on existing opportunities and current contract negotiations.

          The operating plan is ambitious and, as noted under the heading We have limited human resources to implement the project we may receive in the Risk Factors section of this document, contains an inherent risk in our ability to expand rapidly and address the needs of diverse customers. This will be a key factor to our success and requires funding for ongoing operations, primarily for continued liquidity and capital resources, R&D activities, and sales and marketing expenses.


EFFECT OF RECENT ACCOUNTING PRONOUNCEMENTS

     The Statement of Financial Accounting Standards Board (SFAS) No. 141, "Business Combinations," was issued by the Financial Accounting Standards Board
(FASB) in July 2001. This Statement establishes standards for accounting and reporting for business combinations. This statement requires the purchase method of accounting to be used for all business combinations, and prohibits the pooling-of-interests method of accounting. This Statement is effective for all business combinations initiated after June 30, 2001 and supercedes APB Opinion No. 16, "Business Combinations" as well as Financial Accounting Standards Board Statement of Financial Accounting Standards No. 38, "Accounting for Pre-acquisition Contingencies of Purchased Enterprises." The adoption of this statement by the Company did not have a material impact on its financial condition or results of operations.

     The Statement of Financial Accounting Standards Board (SFAS) No. 142, "Goodwill and Other Intangible Assets," was issued by the Financial Accounting Standards Board (FASB) in July 2001. This Statement addresses how intangible assets that are acquired individually or with a group of other assets should be accounted for in financial statements upon their acquisition. This statement requires goodwill amortization to cease and for goodwill to be periodically reviewed for impairment, for fiscal years beginning after October 31, 2001. SFAS No. 142 supercedes APB Opinion No. 17, "Intangible Assets." The adoption of this statement by the Company did not have a material impact on its financial condition or results of operations.

     The Statement of Financial Accounting Standards Board (SFAS) No. 143, "Accounting for Asset Retirement Obligation," was issued by the Financial Accounting Standards Board (FASB) in August 2001. This Statement will require companies to record a liability for asset retirement obligations in the period in which they are incurred, which typically could be upon completion or shortly thereafter. The FASB decided to limit the scope to legal obligation and the liability will be recorded at fair value. This Statement is effective for fiscal years beginning after June 15, 2002. The adoption of this statement by the Company did not have a material impact on its financial condition or results of operations.

     The Statement of Financial Accounting Standards Board (SFAS) No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," was issued by the Financial Accounting Standards Board (FASB) in October 2001. This Statement provides a single accounting model for long-lived assets to be disposed of and replaces SFAS No. 121 "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of." This Statement is effective for fiscal years beginning after December 15, 2001. The adoption of this statement by the Company did not have a material impact on its financial condition or results of operations.

                                 USE OF PROCEEDS

          We will not receive any proceeds from the sale of the shares of common stock by the selling stockholders. However, we will receive the exercise price of the warrants if they are exercised. If all of the warrants are exercised, we would receive an aggregate of $4,516,000. No assurance can be given that all, or even any, of the warrants will be exercised.

          Any proceed received from the exercise of the warrants will be added to working capital. We have no definite plans for the use of any proceeds from this offering and we have made no specific allocation as to the use of such proceeds. The proceeds could be used for current administrative, marketing and other expenses, the acquisition of business or repayment of debt. Any such application of the proceeds of this offering will be at the discretion of our board of directors.

EMPLOYEES

               We have taken recent steps to strengthen the senior management team, and have taken a cautious approach on expansion of salaried positions. In order to maintain flexibility and minimize overhead, the Company previously outsourced to consultants and other professionals to provide the directly applicable skill sets required for specific time periods, wherever possible and cost-effective. A new President and Chief Executive Officer, Mr. Gilles Addison, was hired with a one-year professional services agreement. We continue to seek a suitable corporate financial officer and are seeking additional sales and account support people. We currently have 6 full time staff members. They occupy positions as Operations, Sales and Marketing, Business and Investor Relations, Administration and Reception. The President and CEO is part time dedicating approximately one week a month to GSI's business. All employees except the President and CEO, who is directly employed by GSI Technologies USA Inc., were provided by way of a Services agreement with our partially owned affiliate LTS Networks Inc. As of November 1st, 2003 these five employees were engaged directly by GSI Technologies in permanent full time positions. They continue to perform the same duties as before. The Services contract with LTS Networks for these employees was canceled effective October 31st, 2003. Except for Mr. Addison, all employees are at-will employees without any contract. None of the employees are members of a union. We believe our relations with our employees are excellent.


                            DESCRIPTION OF PROPERTIES

          In September 2002, we moved our principal business office to 400, St-Jacques West, Suite 500, in the City of Montreal. Our facilities are located in approximately 2,500 square feet of leased office space in Montreal. The lease expires on September 1, 2005 and provides for an annual rental of approximately $24,000.

          On October 1st, 2002, the Company entered into a one year office lease for 1,600 square feet of office-warehouse space in Plattsburg for its USA Office in New York with an annual rental of approximately $12,000.


            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

          Our common stock traded in the over-the-counter market on the "OTC Bulletin Board" under the symbol GSITB from September 13, 2000 until March 2002, when it was delisted for late filing of our annual report for the period ended October 31, 2001. The Company is now current with its filings and is trading on the OTC market. We have appointed a new market maker who expects to file a Form 211, so our securities can become relisted on the OTCBB. Until March 5, 2002, we have provided the closing bid and ask prices and thereafter the closing sales prices. These do not include retail markups, markdowns or commissions. Nor do they represent actual transactions.

                                      CLOSING BID       CLOSING ASK

                                       HIGH      LOW     HIGH      LOW
 Fiscal Year Ended October 31,2001
First Quarter                          1.47      .31     1.69      .41
Second Quarter                          .53      .10      .66      .13
Third Quarter                           .35      .14      .55      .16
Fourth Quarter                          .19      .10      .30      .15

 Fiscal Year Ended October 31,2002
First Quarter                           .40      .07      .51      .11
Feb. 1- March 5, 2002                   .35      .09      .50      .20

                                                 CLOSING SALES

                                        HIGH                       LOW
Second Quarter                          .45                        .05
Third Quarter                           .05                        .05
Fourth Quarter                          .001                       .001

   Current Fiscal Year
First Quarter                           .001                       .001
Second Quarter                          .01                        .001
Third Quarter                           .001                       .001
Fourth Quarter                          .001                       .001


                      EQUITY COMPENSATION PLAN INFORMATION

In August 2000, the Board authorized a Long Term Stock Option Incentive Plan containing 5,500,000 shares to be issued at the Board's discretion to officers, directors, employees and consultants. The plan was not submitted for shareholder approval. None of the options were issued to management, all of the options which were issued were cancelled without being exercised and the Board terminated the plan on June 27, 2003.


                                   MANAGEMENT

OFFICERS AND DIRECTORS

     Our officers and directors are as follows:

Name                Age  Position
----                ---  --------
Gilles Addison       63  President & CEO


                                       24

Marie El-Ahmar Eid   40  Director, Secretary, Business Development & Investor
                         Relations Director
Craig Perry          46  Director and Chairman
Marc Cote, LLB       42  Director

          GILLES ADDISON

          Mr. Addison is a senior executive with more than 30 years of experience in marketing, financial management, administration and human resources for national and international companies. From 1972 to 1979 he worked for the Citicorp Leasing Canada LTD as a Corporate Lending Officer, promoting business with major Canadian Corporations and Government agencies. In 1979 he became a Corporate Manager for National Bank Corporate Leasing. From 1983 to 1994 he was the President and CEO of Fimacor International, a financial services company. From 1994 to present, he is the Executive Vice-President of EXA Systems Inc., responsible for sales, marketing and finance. He became President & CEO of the GSI on June 11, 2003.

          MARIE EL-AHMAR EID

          Mrs. Eid graduated from Lebanese University in Management of Networks Technologies in 1983. She occupied multiple functions at the National Bank of Canada from 1993 to 1999. In 1999, she was hired by GSI Technologies USA Inc. as an Executive Assistant to the CEO. In 2001, she was Human Resources Manager and Business Development Manager. In 2003, she became Business Development and Investor Relations Director. She became a Board Member on May 27, 2002.

          CRAIG PERRY

          In 1979, Mr. Perry received a Bachelor of Science in Mechanical Engineering from the Massachusetts Institute of Technology. In 1982, he graduated from University of California, Berkeley with a Masters degree of Business Administration. Mr. Perry has been involved in inMetal (a 60 year-old family business) since the early 1970's. He worked there in various capacities throughout college and graduate school. In 1985, Mr. Perry assumed the role of chief executive officer and has led the company ever since. InMetal is one of New England's leading providers of precision sheet metal fabrication and assembly services and currently employs 90 employees. Mr. Perry became a Board Member on April 28, 2003.

          MARC COTE

          Mr. Cote graduated in civil law from the University of Ottawa and has been a member of the Quebec Bar since 1985. Mr. Cote has been a senior partner in the Montreal law firm of Labelle Boudreault Cote & Ass. since 1990. He currently specializes in the area of commercial law. Mr. Cote became a Board Member in October 2000.

EXECUTIVE  ADVISORY  BOARD

          In June 2003, GSI Board of Directors appointed an Executive Advisory Board to manage and build the value of the Corporation on a day to day basis with the input of experienced individuals in various fields of activities. We believe GSI will grow in a team environment and deliver positive results to the benefits of our shareholders. The Executive Advisory Board will report to the Board of Directors through the CEO, Mr. Addison. GSI's management is seeking to identify a Chief Financial Officer who will suit our needs. The Executive
Advisory  Board  is  composed  of  the  following  individuals:

     -    MR.  GILLES  ADDISON,  President  and  CEO

     - MRS. MARIE EL-AHMAR EID, Business Development and Investor Relations Director

     -    MR.  GLEN  PEARSON,  Operation  Director

                    Mr. Pearson has over 15 years practical, broad-based, entrepreneurial experience in a wide range of industries. His particular interest and expertise is in start-up management. Mr. Pearson's career includes several successful terms as a small business owner in construction, manufacturing and specialty retail industries, including innovation of product and process. His skills cover a broad range including experience in general management, overseeing marketing, sales, production and human resources. From 1996 till 1998, Mr. Pearson performed various contracts in Business and Manufacturing process. In 1999, Mr. Pearson joined Ideas and Associates, a start-up IT outsourcing company specializing in application development for the Internet, as Vice-President of Operations. In 2000 Mr. Pearson became President of Ideas and Associates and refined the business and revenue models. Under his leadership the company grew from 8 employees to 60 in under 18 months while remaining profitable. In 2003, Mr. Pearson became the Chief Executive Officer of LTS Networks.

     -    MR.  MICHEL  DE  MONTIGNY,  Product,  Sales  and  Marketing  Director

                    Mr. de Montigny founded GSI Technologies USA Inc. in 1998 and was its President and CEO until September 8, 2001 and Chairman of the Board until April 2001. Mr. de Montigny left the Corporation in September 2001 for health reasons and continued convalescence through 2002. GSI Technologies USA Inc. re-hired Mr. de Montigny in January 2003 as Product, Sales and Marketing Director. Mr. de Montigny has over twenty five years of hands-on and management experience in the advertising industry and over 10 years of experience in the technology market. In 1995 he founded Group Solcom International which became GSI Canada. From 1990 to 1992, he was president of Groupe Actuel Design, crafting the design concepts behind the Bell Canada Boutiques, the Yves Rocher Boutiques and the Societe des Alcools du Quebec Stores. From 1988 to 1990 he was president of Inter-Dec College, a technical college in Montreal. Prior thereto, he was Director of Operations and Director of Marketing in a variety of companies. As an advertising and marketing consultant, he was the driving force behind some of Montreal's most innovative advertising campaigns of the 1990's. A consultant to companies such as Labatt, Budweiser, and Michelin, he was also involved in projects creating an interactive bus shelter for Budweiser, special effects for the film Mortal Kombat (Alliance Films), and the inauguration campaign for a new Air Canada aircraft. Mr.

     de  Montigny  received  an  MBA  from  the  University  of  Quebec.

     -    MRS.  PAOLA  SALCEDO,  Administration  Director

                    Mrs. Salcedo graduated from University Externado de Colombia in Finance and International Relations in 1998. From 1998 to 1999 she worked for the Center of Research and Development for International Cooperation in Bogota. In 1999 she immigrated to Canada. Between 1999 and 2002, she completed certifications in languages and economic studies at Concordia University and Universit de Montr al. She speaks 4 languages fluently. In 2002 she became a Canadian resident and was employed by GSI Technologies USA Inc.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Neither our certificate of incorporation nor our by-laws currently provide indemnification to our current officers or directors. In an effort to continue to attract and retain qualified individuals to serve as our directors and officers, we intend to adopt provisions providing for the maximum indemnification permitted by Delaware law. Section 145 of the Delaware General Corporation Law, as amended, authorizes the Company to indemnify any director or officer under certain prescribed circumstances and subject to certain limitations against costs and expenses, including attorney's fees actually and reasonably incurred in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, to which a person is a party by reason of being a director or officer of the Company if it is determined that such person acted in accordance with the applicable standard of conduct set forth in such statutory provisions. The Company may also purchase and maintain insurance for the benefit of any director or officer which may cover claims for which the Company could not indemnify such persons.


COMPENSATION OF DIRECTORS

          Directors do not receive any compensation for their service as members of the board of directors.

                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

               The following table sets forth, as of October 31, 2003, information regarding the beneficial ownership of our Class B common stock based upon the most recent information available to us for

          - each person known by us to own beneficially more than five (5%) percent of our outstanding common stock,

          -    each  of  our  executive  officers  and  directors,  and

          -    all  of  our  executive  officers  and  directors  as  a  group.

               Each stockholder's address is c/o GSI Technologies USA Inc., 400, St-Jacques West, Suite 500, Montreal, Quebec, CANADA, H2Y 1S1.


                                      Number of
                                      Shares Owned
Name                                  Beneficially    % of Total
------------------------------------  --------------  ----------


                                       27

MARIE EL-AHMAR EID                        12,764               *
CRAIG PERRY                            6,016,000 (1)        13.1
SOGEPAR SA                            10,000,000 (2)        20.5
WORLDWIDE BUSINESS CONSULTANTS S.A.    4,500,000 (3)         9.6
FIRST MERCANTILE INVESTMENTS, CORP.    3,000,000 (4)         6.5
4136306 CANADA INC.                    8,034,724            17.9
LA FERME M.J. FILLION INC. (4)         4,000,000             8.7

All Officers and Directors
as a Group (2 persons)                 6,028,764 (1)        13.1

- ----------------
* less than 1%

(1) INCLUDES 1,016,000 CURRENTLY EXERCISABLE WARRANTS
(2) INCLUDES 4,000,000 CURRENTLY EXERCISABLE WARRANTS
(3) INCLUDES 2,000,000 CURRENTLY EXERCISABLE WARRANTS
(4) INCLUDES 1,000,000 CURRENTLY EXERCISABLE WARRANTS

                             EXECUTIVE COMPENSATION


The following table shows for the last three fiscal years, compensation awarded or paid to, or earned by, the Company's President and Chief Executive Officer.

                                                                    Long Term
                                 Annual Compensation           Compensation Awards
                                                              Securities Underlying
Name and Principal Position    Year    Salary ($)  Bonus ($)         Options
Ren  Arbic, President & CEO  2003 (1)      26,500
                             2002 (2)      16,129
                             2001 (3)           0

(1) Mr. Arbic resigned in February 7, 2003. During fiscal year 2003, Mr. Arbic earned approximately $26,500. This amount reflects three worked months.


                                       28

(2)  During fiscal year 2002, Mr. Arbic was paid $16,129 in salary.  Mr. Arbic also advanced,  on  behalf  of  the  Company,  $38,995.55 Cdn to cover several Company's expenses.  Mr.  Arbic  agreed  and  received  400,000  shares  in settlement of the advances  and  these  shares  were  issued  on  November  22nd,  2001.

(3) Mr. Arbic was hired at the beginning of September 2001 and his salary were to commence on November 2001.


In June 2003, the Company hired Mr. Gilles Addison as President and CEO with a one year professional services agreement. The agreement states that Mr. Addison will be compensated by receiving 250,000 options exercisable at $0.10 per share, at the end of the period covered by his agreement.


EMPLOYMENT AGREEMENTS

          Mr. Addison entered into a one year professional services agreement commencing June 11, 2003 as described immediately above.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

From November 01, 1999 through October 31, 2001, the Company advanced funds to GSI Technologies (3529363 Canada Inc.), an affiliate of the Company in exchange for promissory notes in order to continue to develop the concept of GSITV.com, The Total Vision Network in Canada. The note has a term of one year, but has been extended indefinitely bearing interest at prime plus 2%. At October 31, 2001, the outstanding balance due from GSI Technologies (3529363 Canada Inc.) was $1,560,944 including interest and a write down of the receivable of approximately $1,034,000 due to GSI Technologies (3529363 Canada Inc.) approval from the Quebec Superior courts ratification of reorganization on October 9, 2001. During the fiscal year ended October 31, 2002, the Company made additional advances on behalf of GSI Technologies (3529363 Canada Inc.) in the amount of $130,203. At October 31, 2002, due to GSI Technologies (3529363 Canada Inc.) continued financial difficulties, the Company wrote off the remaining balance of the receivable of $1,691,147 offset by a $545,355 payable to a subsidiary wholly owned by GSI Technologies (3529363 Canada Inc.). The loss realized in the current year related to these items totaled $1,145,792.

On May 15, 2002 the Company signed a promissory note for $330,000 with Mr. Craig Perry. Mr. Perry became a Director on April 28, 2003. The term of the note is for 60 days and the rate of interest is prime plus 2%. The Company also agreed to issue 2 million shares of Class B Common Stock to the lender as part of the transaction as an origination fee which was valued at .05 per share totaling $100,000. On June 20, 2002, a shareholder of the Company indirectly forwarded to the lender 1,114,000 shares as collateral for this transaction on behalf of the Company thereby assigning 55.7% ($55,700) of the origination fee liability from the lender to the shareholder. On June 20, 2002, another shareholder of the Company directly forwarded to the lender 886,000 shares as collateral for this transaction on behalf of the Company thereby assigning 44.3% (44,300) of the origination fee liability from the lender to the shareholder. On June 21, 2002 the Company agreed to issue 1,114,000 shares to the shareholder who advanced his shares to the lender as well as issuing an additional 222,800 for his assistance in this matter. The 222,800 were valued at .05 per share totaling $11,140 and reflected as interest in the October 31, 2002 financial statements. At October 31, 2002, no shares had been issued to the shareholder and the origination fee liability of $55,700 as well as the additional $11,400 in accrued interest remained reflected as liabilities in the October 31, 2002 financial statements . On June 21, 2002 the Company and the other shareholder who forwarded 886,000 shares to the lender agreed that he would not receive any shares from the Company for his assistance in the matter. The Company reflected this as relieving the balance of the accrued origination fee liability with an offset to Paid in Capital in the amount of $44,300 in the October 31, 2002 financial statements. At October 31, 2002, the note had not been paid back and the accrued interest totaled $4,837. As part of the agreement, the Company will issue an additional 1,000,000 shares as a default penalty valued at .05 per share totaling $50,000. At October 31, 2002, the Company had not issued any shares related to default penalty. The default penalty amounts have been accrued and reflected in the October 31, 2002 financial statements. At January 31, 2003, the note had not been paid back and accrued interest for the three month period ending January 31, 2003 of $5,362 has been reflected in the financial statements. This note including all interest associated with it was $340,199 at January 31, 2003. On March 28, 2003, the Company issued 1 million shares in settlement of the default penalty. At April 30, 2003, the note had not been paid back and accrued interest for the six month period ending April 30, 2003 totaled $10,519. This note including all interest associated with it was $345,356 at April 30, 2003. In May 2003 the Company received and additional $163,144 in investment proceeds and issued 2 million shares, 500,000 warrants exercisable at $0.25 and 516,000 warrants exercisable at $1.00 for settlement of the additional proceeds of $163,144 as well as the original principal amount of $330,000 and accrued interest of $15,808 totaling $345,808.

During the course of fiscal year ending October 31st, 2002, the Company has retained legal services from a firm in which a director of the Company, Marc Cote, is a partner. The Company incurred $24,000 in legal fees from this firm during that fiscal year. During the nine month period ending July 31, 2003, the Company has retained legal services from a firm in which a director of the Company, Marc Cote, is a partner. The Company incurred approximately $28,800 in legal fees from this firm in the nine month period ending July 31, 2003.

On December 1st, 2002, we entered into a leasing agreement with our shareholder Worldwide Business Consultants S.A. for our Montreal Office. The lease expires on September 1, 2005 and provides for an annual rental of approximately $24,000. We believe that the rental rate represents a fair rental value.

On June 11, 2003, we concluded a purchase agreement to acquire a 40% stake in LTS Networks Inc., the developer of our software, for 500,000 shares of our common stock.

On June 27, 2003, the Company signed a one-year services agreement with LTS Networks Inc. for providing specialized staff and personnel to GSI technologies USA Inc. On September 30, 2003, GSI terminated this agreement effective October 31st, 2003.

On March 6, 2002 the Company signed a promissory note with a shareholder in which the shareholder advanced $20,000 to the Company during the year . At October 31, 2002 the entire promissory amount of $20,000 had been paid back to the shareholder.

                      DISCLOSURE OF COMMISSION POSITION ON
                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

          Neither our by-laws nor our certificate of incorporation currently provide indemnification to our officers or directors. In an effort to continue to attract and retain qualified individuals to serve as our directors and officers, we intend to adopt provisions providing for the maximum indemnification permitted by Delaware law. A description of these provisions is contained in Management - Indemnification of Directors and Officers.

          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons, pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore unenforceable.

                            DESCRIPTION OF SECURITIES

AUTHORIZED AND OUTSTANDING STOCK

          Our authorized capital stock consists of 55,000,000 shares of Class B common stock, $.001 par value, and 5,000,000 shares of Class A common stock, $1.00 par value. As of October 31st, 2003, there were 44,835,823 shares of Class B common stock outstanding, which were held by approximately 286 stockholders of record and no shares of Class A common stock were outstanding. Other than the par value, there are no differences between Class A and Class B. At our next shareholder's meeting we intend to recommend action to cancel the Class A stock. This action, if approved, will not have any impact on the Class B stockholders.

COMMON  STOCK

          Subject to legal and contractual restrictions on payment of dividends, the holders of common stock are entitled to receive such lawful dividends as may be declared by the board of directors. In the event of our liquidation, dissolution or winding up, the holders of shares of common stock are entitled to receive all of our remaining assets available for distribution to stockholders after satisfaction of all liabilities and preferences. Holders of our common stock do not have any preemptive, conversion or redemption rights and there are no sinking fund provisions applicable to our common stock. Record holders of our common stock are entitled to vote at all meetings of stockholders and at those meetings are entitled to cast one vote for each share of record that they own on all matters on which stockholders may vote. Stockholders do not have cumulative voting rights in the election of our directors. As a result, the holders of a plurality of the outstanding shares can elect all of our directors, and the holders of the remaining shares are not able to elect any of our directors. All outstanding shares of common stock are fully paid and non-assessable, and all shares of common stock to be offered and sold in this offering will be fully paid and non-assessable.

WARRANTS

We currently have 9,016,000 warrants outstanding (excluding the 250,000 warrants to be issued to our CEO in June 2004), each of which entitles the registered holder thereof to purchase, at any time until the close of business on various dates ranging from February 1, 2005 until February 28, 2010, one share of Class B common stock at prices ranging from $0.05 to $1.20. All of the warrants contain provisions which protect the holders thereof against dilution by increasing or decreasing the amount of Shares subject to the warrant as necessary to protect the interests of the holder, generally, in the same proportion as the increase or decrease in additional shares of Class B Common Stock outstanding after such transaction, but all as determined by the Board of Directors, in certain events, such as stock dividends, stock splits, mergers, sale of substantially all of our assets, and for other extraordinary events as determined by the Board.

TRANSFER  AGENT  AND  REGISTRAR

          The stock transfer agent and registrar for our common stock is Intercontinental Registry and Stock Transfer, located at 900 Buchanan blvd # 1, Boulder City, Nevada 89005-2100.

DIVIDEND  POLICY

          Under Delaware law, dividends may only be paid out of legally available funds as prescribed by Section 170 of the Delaware Corporate Code, subject to the discretion of the board of directors. In addition, it is currently our policy to retain internally generated funds to support future expansion of our business. Accordingly, even if we do generate earnings, and even if we are not prohibited from paying dividends, we do not currently intend to declare or pay cash dividends on our common stock for the foreseeable future.

SHARES AVAILABLE FOR FUTURE SALE

          On the date of this Prospectus, all 39,591,572 shares included in this prospectus will generally be freely tradable without restriction imposed by, or further registration under, the Securities Act. An additional 2,594,008 shares of our common stock may be deemed "restricted securities," as that term is defined under Rule 144 promulgated under the Securities Act. Such shares may be sold to the public, subject to volume restrictions, as described below. Commencing at various dates, these shares may be sold to the public without any volume limitations.

          In general, under Rule 144 as currently in effect, subject to the satisfaction of certain other conditions, a person, including one of our affiliates, or persons whose shares are aggregated with affiliates, who has owned restricted shares of common stock beneficially for at least one year is entitled to sell, within any three-month period, a number of shares that does not exceed 1% of the total number of outstanding shares of the same class. In the event our shares are sold on an exchange or are reported on the automated quotation system of a registered securities association, you could sell during any three-month period the greater of such 1% amount or the average weekly trading volume as reported for the four calendar weeks preceding the date on which notice of your sale is filed with the SEC. Sales under Rule 144 are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about us. A person who has not been one of our affiliates for at least the three months immediately preceding the sale and who has beneficially owned shares of common stock for at least two years is entitled to sell such shares under Rule 144 without regard to any of the limitations described above.

          Our shares of common stock are traded on the OTC. Pursuant to SEC regulations, the OTC is not considered an "automated quotation system of a registered securities association" and Rule 144 will only permit sales of up to 1% of the outstanding shares during any three month period.

                              PLAN OF DISTRIBUTION

          The sale of the shares of common stock by the selling stockholders may be effected by them from time to time in the over the counter market or in such other public forum where our shares are publicly traded or listed for quotation. These sales may be made in negotiated transactions through the timing of options on the shares, or through a combination of such methods of sale, by selling the shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of the shares for which such broker-dealer may act as agent or to whom they sell as principal, or both. Any such discounts and compensation will be negotiated between the selling stockholders and their broker-dealer without the involvement of the Company.

on the shares, or through a combination of such methods of sale, at fixed prices, which may be charged at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The selling stockholders may effect such transactions by selling the shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of the shares for which such broker-dealer may act as agent or to whom they sell as principal, or both. The compensation as to a particular broker-dealer may be in excess of customary compensation.

          The selling stockholders and any broker-dealers who act in connection with the sale of the shares hereunder may be deemed to be underwriters within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and any profit on any sale of the shares as principal might be deemed to be underwriting discounts and commissions under the Securities Act.

                              SELLING STOCKHOLDERS

          We  are  registering

          - Shares of common stock purchased by investors in private placement offerings,

          -    The  shares  of  common  stock  issued to the shareholders of LTS
               Networks,

          - 9,016,000 shares of common stock underlying currently outstanding warrants.

          Other than the costs of preparing this prospectus and a registration fee to the SEC, we are not paying any costs relating to the sales by the selling stockholders. Each of the selling stockholders, or their transferees, and intermediaries to whom such securities may be sold may be deemed to be an "underwriter" of the common stock offered in this prospectus, as that term is defined under the Securities Act. Each of the selling stockholders, or their transferees, may sell these shares from time to time for his own account in the open market at the prevailing prices, or in individually negotiated transactions at such prices as may be agreed upon. The net proceeds from the sale of these shares by the selling stockholders will inure entirely to their benefit and not to ours.

          Except as indicated below, none of the selling stockholders has held any position or office, or had any material relationship with us or any of our predecessors or affiliates within the last three years, and after completion of this offering will own the amount of our outstanding common stock listed opposite their name. The shares reflected by each selling stockholder is based upon information provided to us by our transfer agent and from other available sources in October 2003.

               These shares may be offered for sale from time to time in regular brokerage transactions in the over-the-counter market, or, either directly or through brokers or to dealers, or in private sales or negotiated transactions, or otherwise, at prices related to the then prevailing market prices. Thus, they may be required to deliver a current prospectus in connection with the offer or sale of their shares. In the absence of a current prospectus, if required, these shares may not be sold publicly without restriction unless held by a non-affiliate for two years, or after one year subject to volume limitations and satisfaction of other conditions. The selling stockholders are hereby advised that Regulation M of the General Rules and Regulations promulgated under the Securities Exchange Act of 1934 will be applicable to their sales of these shares. These rules contain various prohibitions against trading by persons interested in a distribution and against so-called "stabilization" activities.

               The selling stockholders, or their transferees, might be deemed to be "underwriters" within the meaning of Section 2(11) of the Act and any profit on the resale of these shares as principal might be deemed to be underwriting discounts and commissions under the Act. Any sale of these shares by selling shareholders, or their transferees, through broker-dealers may cause the broker-dealers to be considered as participating in a distribution and subject to Regulation M promulgated under the Securities Exchange Act of 1934, as amended. If any such transaction were a "distribution" for purposes of Regulation M, then such broker-dealers might be required to cease making a market in our equity securities for either two or nine trading days prior to, and until the completion of, such activity.

As described previously in Related Party Transactions, certain of the selling security holders have a material relationship with the Company.

                                        SHARES BENEFICIALLY OWNED

NAME OF SELLING SECURITY HOLDER                           BEFORE OFFERING  OFFERING   AFTER OFFERING
CRAIG PERRY (1)                                                 5,000,000  5,000,000               0
WIEN GROUP INC.                                                   200,000    200,000               0
SOGEPAR SA                                                      6,000,000  6,000,000               0
WORLDWIDE BUSINESS CONSULTANTS S.A.                             2,500,000  2,500,000               0
FIRST MERCANTILE INVESTMENTS, CORP.                             2,000,000  2,000,000               0
4136306 CANADA INC.                                             8,034,724  8,034,724               0
INVESTISSEMENT C J - DUCH NE LT E                               1,489,000  1,489,000               0
CECIL COLLINS                                                     500,000    500,000               0
FRANK PAPPAS                                                      100,000    100,000               0
CHRISTINE NAIRN                                                   200,000    200,000               0
ALAN TRUESDALE                                                    200,000    200,000               0
PAUL TATHAN                                                        50,000     50,000               0
NIKOS SKLAVENITIS                                                  37,500     37,500               0
GLENN H. JACOBSON LIVING TRUST, DATED SEPTEMBER 6, 2002            12,500     12,500               0
LA FERME M. J. FILLION INC.                                     3,000,000  3,000,000               0
R JEAN RIOPEL                                                      11,250     11,250               0
GINETTE BARNAB                                                     12,500     12,500               0
ST PHANE BOURQUE                                                    6,250      6,250               0
STEVE LAROCHELLE                                                   25,000     25,000               0
MICHEL LEFEBRE                                                     25,000     25,000               0
DANIEL RIOPEL                                                      11,250     11,250               0
L'AMI PAUL N.                                                      18,750     18,750               0
GILLES VILLEMAIRE                                                  25,000     25,000               0
MONIQUE LUSSIER                                                    94,750     94,750               0
PAUL-ANDR  LEPAGE                                                  25,000     25,000               0
SIMON FRANCOEUR                                                    12,500     12,500               0
RICHARD BOURQUE                                                    12,500     12,500               0
JULIETTE BOURQUE                                                    6,250      6,250               0
YVES BOULANGER                                                     15,000     15,000               0
JEAN PIERRE CHRETIEN                                               11,250     11,250               0
LOUISE NADEAU                                                      71,000     71,000               0


                                       34

S BASTIEN LEDUC                                                    25,000     25,000               0
LOUISE BEAUVOLSK                                                   12,500     12,500               0
YVES TREMBLAY                                                      25,000     25,000               0
GESTION JACQUES LAPLANTE                                          108,750    108,750               0
JOCELYNE LANGELIER                                                 36,250     36,250               0
FRANCO SANTUCCI                                                     1,284      1,284               0
ISRAEL MARTINEAU                                                   33,000     33,000               0
ISABELLE MARQUES                                                   58,500     58,500               0
MAGELLA BOUCHER                                                    31,250     31,250               0
GILLES LEDUC                                                       79,000     79,000               0
MARIE EL-AHMAR EID                                                 12,764     12,764               0
ROBERT BAZINET                                                     25,000     25,000               0
BRUNO GIROURARD                                                    25,000     25,000               0
DENIS & MONIQUE GARI PY                                            25,000     25,000               0
DANIELLE DUBUC                                                     50,000     50,000               0
RENALD RACINE                                                      12,500     12,500               0
G RALD DESLANDES                                                   83,500     83,500               0
JEAN-GUY PETIT                                                     25,000     25,000               0
MONIQUE PETIT                                                      25,000     25,000               0
PATRICE PETIT                                                      25,000     25,000               0
LES ENTREPRISES GIROSEC INC.                                       54,800     54,800               0
ALAIN CHICOINE                                                     18,750     18,750               0
DENIS RENAUD                                                       75,750     75,750               0


                                              WARRANTS BENEFICIALLY OWNED*

NAME OF WARRANT HOLDER                BEFORE OFFERING  OFFERING   AFTER OFFERING
CRAIG PERRY (1)                       1,016,000        1,016,000         0
SOGEPAR SA                            4,000,000        4,000,000         0
WORLDWIDE BUSINESS CONSULTANTS S.A.   2,000,000        2,000,000         0
FIRST MERCANTILE INVESTMENTS, CORP.   1,000,000        1,000,000         0
La Ferme M.J. Fillion Inc.            1,000,000        1,000,000         0

     * We are registering the shares underlying the warrants. References in the chart to "warrants" before or after sale are all references to the underlying shares. The list has been presented in two parts to distinguish between the actual shares and the shares underlying the warrants. Each warrant is exercisable into one share of Class B common stock at prices ranging from $0.05 to $1.20.

          (1)  Our chairman.


LEGAL MATTERS

          The following legal matters in connection with this offering are being passed upon by Law Offices of Irving Rothstein, New York, New York:

          * That the Company is a corporation duly authorized and validly existing and in good standing under the laws of the State of Delaware, with corporate power to conduct the business which it conducts as described herein.

          * The shares registered herein have been duly and validly authorized and issued and are fully paid and non-assessable shares of common stock of the Company.

          * The shares underlying the warrants will be duly and validly issued, fully paid and non-assessable shares of the common stock of the Company when issued in accordance with their terms.


                                     EXPERTS

          Our audited financial statements as of October 31, 2002 and for the fiscal year then ended are included in this prospectus in reliance upon the report of Mark Cohen C.P.A., an independent certified public accountant, and upon the authority of said person as an expert in accounting and auditing.

                              AVAILABLE INFORMATION

               We are subject to the information requirements of the Securities Exchange Act of 1934, as amended. This Act requires us to file quarterly, annual and current reports, proxy statements and other information with the Securities and Exchange Commission. We are obligated to deliver an annual report to our stockholders along with our proxy materials.

          Copies of the material we file may be obtained from the Public Reference Section of the Commission, at 450 Fifth Street, N.W., Room 1024, Washington, D.C. at prescribed rates. The Public Reference Room can be reached at 1-800-SEC-0330. The Commission also maintains a web site that contains reports, proxy and information statements and other information regarding us. This material can be found at http://www.sec.gov.

                                MARK COHEN C.P.A.
                           1772 East Trafalgar Circle
                              Hollywood, Fl  33020
                                (954) 922 - 6042

--------------------------------------------------------------------------------


                          INDEPENDENT AUDITORS' REPORT




To the Board of Directors and Stockholders of GSI Technologies USA Inc.

I have audited the accompanying balance sheets of GSI Technologies USA Inc. as of October 31, 2002 and 2001 and the related statements of operations, shareholders' equity (deficiency) and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these financial statements based on my audits.

I conducted my audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audits provide a reasonable basis for my opinion

In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of GSI Technologies USA Inc. at October 31, 2002 and 2001, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 7 to the financial statements, the Company has experienced an operating loss that raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 7. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.




Mark Cohen C.P.A.
A Sole Proprietor Firm


Hollywood, Florida
January 31, 2003

                                          GSI TECHNOLOGIES USA INC.
                                                BALANCE SHEET


                                                                       October 31, 2002    October 31, 2001
                                                                      ------------------  ------------------
                                                   ASSETS
                                                   ------
Current Assets
  Cash and cash equivalents                                           $               -   $           6,019
  Note Receivable(related party)                                                      -           1,560,944
  Other Receivables                                                                   -              58,348
                                                                      ------------------  ------------------

    Total current assets                                                              -           1,625,311
Property and equipment, net                                                      63,302              36,248
Intangible assets, net                                                           88,611             283,567
Other assets                                                                          -              19,908
                                                                      ------------------  ------------------

    TOTAL ASSETS                                                                251,913           1,965,034
                                                                      ==================  ==================

                                    LIABILITIES AND STOCKHOLDERS' EQUITY
                                    ------------------------------------
Current Liabilities
  Accounts payable                                                              102,749             733,080
  Deferred revenue                                                                    -              17,500
  Accrued financing costs                                                        67,100
  Accrued default penalty                                                        50,000
  Accrued legal settlement                                                       20,750
  Notes payable - short term                                                    334,837              68,273
  Investment proceeds liability                                                 143,623                   -
  Other current liabilities                                                     126,487             176,321
                                                                      ------------------  ------------------

    Total current liabilities                                         $         845,546             995,174

Stockholder's Equity
  Common Stock, class A, $1.00 par value; authorized                                  -                   -
      5,000,000 shares; issued and outstanding none in 2002 and 2001
  Common Stock, class B, $.001 par value; authorized                             26,291              24,502
      55,000,000 shares; issued and outstanding - 26,291,023 and
      24,502,134 shares respectfully
  Paid in Capital                                                             5,220,388           5,118,419
  Accumulated deficit                                                        (5,841,289)         (4,173,450)
  Accumulated other comprehensive income
      Foreign currency translation                                                  977                 388
                                                                      ------------------  ------------------

    Total Shareholder's Equity (Deficit)                                       (593,633)            969,859

      TOTAL LIABILITIES AND SHAREHOLDER'S EQUITY                      $         251,913   $       1,965,034
                                                                      ==================  ==================

    Read the accompanying summary of significant accounting notes to financial statements, which are an integral part of this financial statement.

                                      GSI TECHNOLOGIES USA INC.
                                       STATEMENT OF OPERATIONS
                           FOR THE YEARS ENDED OCTOBER 31ST, 2002 AND 2001


                                                            Year Ended          Year Ended
                                                         October 31, 2002    October 31, 2001
                                                        ------------------  ------------------
Revenues                                                $          23,750   $         229,793

    Cost of Sales                                                  10,634             121,797
                                                        ------------------  ------------------

      Gross Profit                                                 13,116             107,997

       Operating Expenses:
       Marketing                                                   17,950              92,298
    Management and administrative fees                             11,897             707,533
    Salaries and related costs                                     66,025             229,770
    Rent                                                           71,334             250,904
          Financing expense                                       182,774              15,000
           Professional fees                                       42,920              91,992
         Consulting                                                13,165              31,914
       Depreciation                                                 3,893               3,893
       Amortization                                                96,231              95,382
             Travel                                                     -              46,361
                  Other selling, general and
                    administrative                                  4,563             187,791
                                                        ------------------  ------------------
          Total operating expenses                                510,753           1,752,839

          Loss before other income (expense)                     (497,637)         (1,644,842)

    Other income (expense):
          Interest income (principally related party)                                 317,275
         Interest expense (principally related party)             (33,859)           (111,596)
       Loss on Affiliate note receivable and advances          (1,145,792)         (1,033,652)
          Equity in net earnings (loss) of affiliates                   -             (25,000)
          Foreign exchange gain (loss)                             10,730             (54,562)
       Loss on disposal of assets                                  (1,280)            (36,968)
                                                        ------------------  ------------------

          Total other income (expense)                         (1,170,202)           (944,503)

                                                        ------------------  ------------------
Net Loss                                                       (1,667,839)         (2,589,345)
                                                        ==================  ==================

      Basic weighted average common shares outstanding         26,175,802          22,403,444
                                                        ==================  ==================

Basic Loss per common share                             $           (0.06)  $           (0.12)
                                                        ==================  ==================

Read the accompanying summary of significant accounting notes to financial statements, which are an integral part of this financial statement.

                                                   GSI TECHNOLOGIES USA INC.
                                         STATEMENT OF SHAREHOLDERS' EQUITY (DEFICIENCY)


                                                                Common Class A                                       Receivable
                                                                ---------------  ----------------------  Paid in     from sale
                                                                Shares  Amount     Shares      Amount    Capital     of stock
                                                                ------  -------  -----------  --------  -----------  ----------
Balance, October 31, 2000                                            -  $     -  20,543,636   $20,544   $1,748,131   $ (13,200)

Dec 20, 2000 - sale of Class B through private placement                            125,000       125      124,875
Dec 20, 2000 - cancellation of share subscription                                   (12,000)      (12)     (13,188)     13,200
Dec 20, 2000 - cancellation warrant exercise                                        (24,764)      (25)     (27,216)
February 13, 2001 - settlement of commission payable                                 25,000        25        4,975
Apr 02, 2001 - sale of Class B through private placement                            400,000       400       99,600
Apr 02, 2001 - settlement of comission payable                                       20,000        20        4,980
May 03, 2001 - settlement of notes payable                                        2,307,900     2,308    2,971,379
August 13, 2001 - settlement of consulting fees                                       6,250         6        5,994
September 6, 2001 - settlement of advances from affiliate                         1,111,112     1,111      198,889
Net loss - 12 months ended October 31, 2001
Foreign currency translation adjustment

                                                                ------  -------  -----------  --------  -----------  ----------
Balance, October 31, 2001                                            -        -  24,502,134    24,502    5,118,419           -

Issuance of shares for consulting services                                          900,000       900       13,100
Issuance of shares for legal services                                               200,000       200        3,800
Issuance of shares for acquisition                                                  266,000       266
Issance of shares in lieu of salaries                                               400,000       400       38,595
Issuance of shares for settlement of miscellaneous liabilities                       22,889        23        2,174
Shareholders settlement of financing liability                                                              44,300
Net loss - 12 months ended October 31, 2002
Foreign currency translation adjustment
                                                                ------  -------  -----------  --------  -----------  ----------
Balance, October 31, 2002                                            -  $     -  26,291,023   $26,291   $5,220,388   $       -
                                                                ======  =======  ===========  ========  ===========  ==========

                                                                              Accumulated
                                                                              Other           Total
                                                                Accumulated   Comprehensive   Shareholder's
                                                                Deficit       Income/(loss)   Equity
                                                                ------------  --------------  ------------
Balance, October 31, 2000                                       $(1,584,105)  $          386  $   171,756

Dec 20, 2000 - sale of Class B through private placement                                          125,000
Dec 20, 2000 - cancellation of share subscription                                                       -
Dec 20, 2000 - cancellation warrant exercise                                                      (27,240)
February 13, 2001 - settlement of commission payable                                                5,000
Apr 02, 2001 - sale of Class B through private placement                                          100,000
Apr 02, 2001 - settlement of comission payable                                                      5,000
May 03, 2001 - settlement of notes payable                                                      2,973,687
August 13, 2001 - settlement of consulting fees                                                     6,000
September 6, 2001 - settlement of advances from affiliate                                         200,000
Net loss - 12 months ended October 31, 2001                      (2,589,345)                   (2,589,345)
Foreign currency translation adjustment                                                    2            -

                                                                ------------  --------------  ------------
Balance, October 31, 2001                                        (4,173,450)             388      969,859

Issuance of shares for consulting services                                                         14,000
Issuance of shares for legal services                                                               4,000
Issuance of shares for acquisition                                                                    266
Issance of shares in lieu of salaries                                                              38,995
Issuance of shares for settlement of miscellaneous liabilities                                      2,197
Shareholders settlement of financing liability                                                     44,300
Net loss - 12 months ended October 31, 2002                      (1,667,839)                   (1,667,839)
Foreign currency translation adjustment                                                  589          589
                                                                ------------  --------------
Balance, October 31, 2002                                       $(5,841,289)  $          977  $  (593,633)
                                                                ============  ==============  ============

Read the accompanying summary of significant accounting notes to financial statements, which are an integral part of this financial statement.

                                          GSI TECHNOLOGIES USA INC.
                                           STATEMENT OF CASH FLOWS

                                                                        October 31, 2002    October 31, 2001
                                                                       ------------------  ------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income (Loss)                                                      $      (1,667,839)  $      (2,589,345)
Adjustments to reconcile net income (loss) to net cash
used in operating activities:
     Depreciation and amortization                                               100,124              99,276
     Loss on write down of affiliate note receivable and advances              1,275,995           1,033,652
     Issuance of stock for contract settlement                                         -              11,000
     Issuance of shares for consulting services                                   14,000                   -
     Issuance of shares for legal services                                         4,000
     Issuance of stock in lieu of salaries                                        38,995                   -
     Accrued Interest Expense (principally related party)                          4,837             107,530
     Accrued Interest Income (principally related party)                               -            (317,274)

Changes in Operating assets and liabilities:
      Receivables and other current assets                                        58,348             (39,744)
     Other assets                                                                 19,908              41,196
     Accounts Payable and Accrued Liabilities                                   (100,913)            334,198
                                                                       ------------------  ------------------

Net cash provided by/(used in) operating activities                             (252,545)         (1,319,511)

CASH FLOWS FROM INVESTING ACTIVITIES:

Net cash provided by/(used in) investing activities
     Loan Receivable, principally related parties                                      -             801,656
     Advances to affiliate - net                                                (130,203)
     Purchase of property and equipment                                          (33,502)                  -
                                                                       ------------------  ------------------

Net cash provided by/(used in) investing activities                             (163,705)            801,656

CASH FLOWS FROM FINANCING ACTIVITIES:

Proceeds from:
  Notes payable, principally related parties                                           -             118,391
  Notes payable - affiliate                                                            -             203,318
  Notes payable - third parties                                                  266,609                   -
  Investment proceeds                                                            143,623                   -
  Sales of common stock                                                                -             197,760
                                                                       ------------------  ------------------

Net cash provided by/(used in) financing activities                              410,232             519,469
                                                                       ------------------  ------------------

Net increase (decrease) in cash and cash equivalents                              (6,019)              1,615
Cash and cash equivalents, beginning of period                                     6,019               4,404
                                                                       ------------------  ------------------

Cash and cash equivalents, end of period                               $               0   $           6,019
                                                                       ==================  ==================

SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING ACTIVITIES:
     Issuance of shares for settlement of note payables                                            3,173,687

Read the accompanying summary of significant accounting notes to financial statements, which are an integral part of this financial statement.

                            GSI TECHNOLOGIES USA INC.
                          NOTES TO FINANCIAL STATEMENTS


NOTE  1  -  ORGANIZATION  AND  BASIS  OF  PRESENTATION

     GSI Technologies USA, Inc., formerly I.B.C. Corporation, was incorporated
in the State of Delaware on July 06, 1998.    The Company participates in the
Information Technology (IT) industry, specializing in broadcasting solutions principally for advertisers and others seeking to reach the greatest number of "viewers per day" as well as to achieve other commercial and public service objectives. The basic advanced technology available to the company by way of a Master Licensing agreement is the successful integration of various hardware components and specialty software for the transmission of broadcast signals in real time via the Internet to remote locations. Using its universal transcoder system, the company has a unique capability in broadcasting from a central server to full video screens in remote locations anywhere in the world. The system is capable of updating pinpoint information minute by minute by way of video compressing systems and other fully automated software systems.

     GSI Technologies USA, Inc. prepares its financial statements in accordance with generally accepted accounting principles. This basis of accounting involves the application of accrual accounting; consequently, revenues and gains are recognized when earned, and expenses and losses are recognized when incurred. Financial statement items are recorded at historical cost and may not necessarily represent current values.

The accompanying financial statements reflect GSI Technologies USA, Inc. is no longer considered to be in the development stage. From inception (July 6, 1998) through October 31, 2001, the Company was considered to be in the development stage.

NOTE  2  -  SUMMARY  OF  SIGNIFICANT  ACCOUNTING  POLICIES

Management  estimates:
          The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Certain amounts included in the financial statements are estimated based on currently available information and management's judgment as to the outcome of future conditions and circumstances. Changes in the status of certain facts or circumstances could result in material changes to the estimates used in the preparation of financial statements and actual results could differ from the estimates and assumptions. Every effort is made to ensure the integrity of such estimates.

               Fair  value  of  Financial  Instruments
     The carrying amounts reported in the balance sheet for cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities approximate their fair values because of the immediate or short-term maturity of these financial instruments.

Impairment  of  long-lived  assets:

          Long-lived assets held and used by the Company are reviewed for possible impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of the assets to the future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. The fair value of an asset is the amount at which the asset could be bought or sold in a current transaction between willing parties, that is, other than in a forced or liquidation sale. Quoted market prices in active markets are the best evidence of fair value and shall be used as the basis for the measurement, if available. If quoted market prices are not available, the estimate of fair value shall be based on the best information available in the circumstances. The estimate of fair value shall consider prices for similar assets and the results of valuation techniques to the extent available in the circumstances. Valuation techniques include the present value of estimated expected future cash flows using a discount rate commensurate with the risk involved, option-pricing models, matrix pricing and fundamental analysis.

          NOTE  2  -  SUMMARY  OF  SIGNIFICANT  ACCOUNTING POLICIES (CONTINUED):
Cash  and  cash  equivalents:

          The Company considers all highly liquid investments with original maturities of ninety days or less to be cash and cash equivalents. Such investments are valued at quoted market prices.

Receivables:

          The Company believes that the carrying amount of receivables at October 31, 2001 approximates the fair value at such date.

Property,  equipment  and  depreciation:

          Property and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives as follows when the property and equipment is placed in service:

--------------------------------------------------------------------------------
                                                   Estimate Useful Life
                                                        (In Years)
          Office Furniture and Equipment                    10
--------------------------------------------------------------------------------
            Computer and Other Equipment                     3
--------------------------------------------------------------------------------
                  Leasehold Improvements                     5
--------------------------------------------------------------------------------

     Repairs and maintenance are charged to operations as incurred, and expenditures for significant improvements are capitalized. The cost of property and equipment retired or sold, together with the related accumulated depreciation, are removed from the appropriate asset and depreciation accounts, and the resulting gain or loss is included in operations.

               License  rights:

                    License rights are recorded at cost, less accumulated amortization. Licenses are amortized to operations using the straight-line method over the remaining term. The remaining term is 23 months for the current and only license which the company has rights to.

               Revenue  Recognition
     Revenue from sales of display units are recorded at the time the units are delivered. Revenues from sub-licensing the master licensing agreement are recognized over the term of the sub-licensing agreement.

     In December 1999, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin No. 101 ("SAB 101"), "Revenue Recognition," which provides guidance on the recognition, presentation and disclosure of revenue in financial statements filed with the SEC. SAB 101 outlines the basic criteria that must be met to recognize revenue and provide guidance for disclosures related to revenue recognition policies. Management believes that GSI Technologies USA, Inc.'s revenue recognition practices are in conformity with the guidelines of SAB 101.

               Earnings  (Loss)  per  share  calculation:

     Earnings (Loss) per common share are calculated under the provisions of SFAS No. 128, "Earnings per Share," which establishes standards for computing and presenting earnings per share. SFAS No. 128 requires the Company to report both basic earnings (loss) per share, which is based on the weighted-average number of common shares outstanding during the period, and diluted earnings (loss) per share, which is based on the weighted-average number of common shares outstanding plus all potential dilutive common shares outstanding. Options and warrants are not considered in calculating diluted earnings (loss) per share since considering such items would have an anti-dilutive effect.

Foreign Currency Translation

Statement of operations amounts have been translated using the average exchange rates in effect for each period. Gains and losses from foreign exchange transactions have been included in the Statements of Operations. Balance sheet amounts have been translated using exchange rates in effect at the balance sheet dates and the translation adjustment has been included in the foreign currency translation adjustment, as accumulated other comprehensive income.

               NOTE  2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):
               Recent  Accounting  Pronouncements:

                    The Statement of Financial Accounting Standards Board (SFAS) No. 141, "Business Combinations," was issued by the Financial Accounting Standards Board (FASB) in July 2001. This Statement establishes standards for accounting and reporting for business combinations. This statement requires the purchase method of accounting to be used for all business combinations, and prohibits the pooling-of-interests method of accounting. This Statement is effective for all business combinations initiated after June 30, 2001 and supercedes APB Opinion No. 16, "Business Combinations" as well as Financial Accounting Standards Board Statement of Financial Accounting Standards No. 38, "Accounting for Preacquisition Contingencies of Purchased Enterprises." The adoption of this statement by the Company did not have a material impact on its financial condition or results of operations.

                    The Statement of Financial Accounting Standards Board (SFAS) No. 142, "Goodwill and Other Intangible Assets," was issued by the Financial Accounting Standards Board (FASB) in July 2001. This Statement addresses how intangible assets that are acquired individually or with a group of other assets should be accounted for in financial statements upon their acquisitiion. This statement requires goodwill amortization to cease and for goodwill to be periodically reviewed for impairment, for fiscal years beginning after October 31, 2001. SFAS No. 142 supercedes APB Opinion No. 17, "Intangible Assets." The adoption of this statement by the Company did not have a material impact on its financial condition or results of operations.

                    The Statement of Financial Accounting Standards Board (SFAS) No. 143, "Accounting for Asset Retirement Obligation," was issued by the Financial Accounting Standards Board (FASB) in August 2001. This Statement will require companies to record a liability for asset retirement obligations in the period in which they are incurred, which typically could be upon completion or shortly thereafter. The FASB decided to limit the scope to legal obligation and the liability will be recorded at fair value. This Statement is effective for fiscal years beginning after June 15, 2002. The Company does not expect the adoption of this statement to have a material impact on its financial condition or results of operations.

                    The Statement of Financial Accounting Standards Board (SFAS) No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," was issued by the Financial Accounting Standards Board (FASB) in October 2001. This Statement provides a single accounting model for long-lived assets to be disposed of and replaces SFAS No. 121 "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of." This Statement is effective for fiscal years beginning after December 15, 2001. The Company is evaluating the effect of the adoption of this statement.

NOTE 3 - DETAILS OF FINANCIAL STATEMENT COMPONENTS

                                         October 31, 2002   October 31, 2001
                                         -----------------  -----------------
Property and Equipment:
Furniture and fixture                               38,934             38,934
Computer and other equipment                        10,581                  -
Leasehold improvements                              22,921              2,133
Less: Accum depreciation &
amortization                                         9,134              4,819
                                         -----------------  -----------------
            Property and equipment, net  $          63,302  $          36,248
                                         =================  =================

Intangible Assets:
    License rights -                                        $ 474,779   $ 474,779
    (Gross amount of $800,000 acquired from
    affiliate and recorded at predecessor basis with
    the cost over such basis of $325,221 recorded as
    a dividend to affiliate).
    Accumulated amortization                                 (286,168)   (191,212)
                                                            ----------  ----------
                                                            $ 188,611   $ 283,567
                                                            ==========  ==========

    Amortization expense for the period                       94,,956      94,956

    Estimated amortization expense for each of the
    five succeeding years
                                  Year ending October 31,
                                                     2002                  94,956
                                                     2003      94,956      94,956
                                                     2004      93,655      93,655
                                                            ----------  ----------
                                                              188,611     283,567
                                                            ==========  ==========


NOTE 4 - DEFERRED REVENUE

Deferred revenues consist primarily of payments received in advance of revenue being earned under software sub-licensing contracts. Revenues from sub-licensing the master licensing agreement are recognized over the term of the sub-licensing agreement. Deferred revenues of $17,500 were reflected at October 31, 2001. These amounts were realized as revenue in the following quarter (November 2001 through January 2002).

NOTE  5  -  NOTE  PAYABLE

On May 15, 2002 the Company signed a promissory note for $330,000. The term of the note is for 60 days and the rate of interest is prime plus 2%. The Company also agreed to issue 2 million shares of Class B Common Stock to the lender as part of the transaction as an origination fee which was valued at .05 per share totaling $100,000. On June 20, 2002, a shareholder of the Company indirectly forwarded to the lender 1,114,000 shares as collateral for this transaction on behalf of the Company thereby assigning 55.7% ($55,700) of the origination fee liability from the lender to the shareholder. On June 20, 2002, another shareholder of the Company directly forwarded to the lender 886,000 shares as collateral for this transaction on behalf of the Company thereby assigning 44.3% ($44,300) of the origination fee liability from the lender to the shareholder. On June 21, 2002 the Company agreed to issue 1,114,000 shares to the shareholder who advanced his shares to the lender as well as issuing an additional 222,800 for his assistance in this matter. The 222,800 were valued at .05 per share totaling $11,140 and reflected as interest in the financial statements. At October 31, 2002, no shares had been issued to the shareholder and the origination fee liability of $55,700 as well as the additional $11,400 in accrued interest remained reflected as liabilities in the October 31, 2002 financial statements. On June 21, 2002 the Company and the other shareholder who forwarded 886,000 shares to the lender agreed that he would not receive any shares from the Company for his assistance in the matter. The Company reflected this as relieving the balance of the accrued origination fee liability with an offset to Paid in Capital in the amount of $44,300. At October 31, 2002, the note had not been paid back and the accrued interest totaled $4,837. As part of the agreement, the Company will issue an additional 1,000,000 shares as a default penalty valued at .05 per share totaling $50,000. At October 31, 2002, the
Company had not issued any shares related to default penalty.   The default
penalty amounts have been accrued and reflected in the October 31, 2002 financial statements.


NOTE  6  -  COMMITMENTS  AND  CONTIGENCIES

Investment agreement

On September 10, 2002 the Company entered into an investment agreement whereby an investment group will advance up to $300,000 from September 10, 2002 through February 1, 2003. In consideration for the proceeds, the Company will issue on February 1, 2003, 6 million shares of Class B Common Stock, 2,000,000 warrants at an exercise price of $0.10 expiring January 31, 2010 and 2,000,000 warrants at an exercise price of $1.20 expiring on February 1, 2005. At October 31, 2002, $143,623 had been advanced to the Company.

Office leases

On September 1, 2002, the Company entered into a three year office lease for its Monteal office with monthly payments approximately $2,000.
On October 1, 2002, the Company entered into a one year office lease for its U.S. office with monthly payments approximately $1,000.
The following is a schedule by years of future minimum rental payments required under operating leases that have initial or remaining noncancelable lease terms in excess of one year as of October 31, 2002:

               Year  ending  October  31:
                  2003  -       35,000
                  2004  -       24,000
                  2005  -       20,000
                  2006  -         -
                  2007  -         -
                                  -
                              $ 79,000
                              ========

Legal  Matters

     We remain party to one proceeding initiated by another party in the Superior Court of the Province of Quebec, District of Montreal. An amount of $98,766 in Canadian dollars has been claimed for our alleged failure to pay a commission and consequent damages relating to negotiations with GSI Canada for an acquisition. Legal counsel advises that, in his opinion, the case against the company is without merit.

     On September 2001, we received a law suit from a former employee for unpaid salaries. We concluded an out of court settlement, on November 22nd, 2002, for the amount of approximately $7,750 US ($12,000 CAD) as final settlement. The $7,750 has been accrued and reflected in the October 31, 2002 financial statements.

     On October 8, 2002, the Company entered into a final settlement and release agreement with its landlord in its original downtown Montreal office whereby the Company could cancel its lease with a one time payment of approximately $44,000. This payment was made during October 2002.

     The Company has been involved in litigation for unpaid business taxes with the City of Montreal. The litigation has been settled in the amount of approximately $23,000 of which approximately $5,000 has been paid by October 31, 2002 and the remaining

     $18,000 due to the City of Montreal has been reflected in accounts payable at October 31, 2002.

     In March 2002, a former Director, who was also an Officer in the Company, along with another employee of the Company, filed a civil action against the Company in the State of Florida alleging unpaid wages and expense reimbursements totaling approximately $225,000. The Company has not retained legal counsel but believes this complaint is without merit and is in the process of negotiating a settlement and release agreement with these two individuals in the amount of approximately $13,000. The Company has received an oral confirmation to the $13,000 settlement and release agreement. The $13,000 has been accrued and reflected in the October 31, 2002 financial statements.

Consulting agreement

     On May 27, 2002, the Company entered into a consulting agreement with a non affiliated individual.
     The agreement is for one year and the annual amount of the agreement is approximately $100,000.

NOTE  7  -  GOING  CONCERN

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. The Company reported a net loss of $1,667,839 and $2,589,345 for the twelve months ended October 31, 2002 and 2001 respectively. As reported on the statement of cash flows, the Company incurred negative cash flows from operating activities of $252,545 and $1,319,511 for twelve months ended October 31, 2002 and 2001. Continuation of the Company as a going concern is dependent upon obtaining sufficient working capital for its planned activity. Additional capital and/or borrowings will be necessary in order for the Company to continue in existence until attaining and sustaining profitable operations. The Company is aggressively pursuing strategic alliances which will bring a cash infusion, restructuring and forward looking business plan.


NOTE 8 - RELATED PARTY TRANSACTIONS

Loss on write off - Note receivable and advances to affiliate
     From November 01, 1999 through October 31, 2001, the Company advanced funds to GSI Technologies (3529363 Canada Inc.), an affiliate of the Company in exchange for promissory notes in order to continue to develop the concept of GSITV.com, The Total Vision Network in Canada. The note has a term of one year, but has been extended indefinitely bearing interest at prime plus 2%. At October 31, 2001, the outstanding balance due from GSI Technologies (3529363 Canada Inc.) was $1,560,944 including interest and a write down of the receivable of approximately $1,034,000 due to GSI Technologies (3529363 Canada Inc.) approval from the Quebec Superior courts ratification of reorganization on October 9, 2001. During the fiscal year ended October 31, 2002, the Company made additional advances on behalf of GSI Technologies (3529363 Canada Inc.) in the amount of $130,203. At October 31, 2002, due to GSI Technologies (3529363 Canada Inc.) continued financial difficulties, the Company wrote off the remaining balance of the receivable of $1,691,147 offset by a $545,355 payable to a subsidiary wholly owned by GSI Technologies (3529363 Canada Inc.). The loss realized in the current year related to these items totaled $1,145,792.

Legal  fees  to  Director's  firm
     During  the course of the year the Company has retained legal services from
a  firm  in  which  a  director  of  the Company, Marc Cote, is a partner.   The
Company incurred $24,000 in legal fees from this firm in the current year.

Promissory note to Shareholder
     On March 6, 2002 the Company signed a promissory note with a shareholder in which the shareholder advanced $20,000 to the Company during the year . At October 31, 2002 the entire promissory amount of $20,000 had been paid back to the shareholder.

NOTE  9-  INCOME  TAXES

The provision for taxes on earnings for the years ended October 31, consist of:

                                        2002   2001
Current
        Federal                         $   -  $   -
        State                               -      -
        Foreign                             -      -
                                            -      -

Deferred
        Federal                             -      -
        State                               -      -
        Foreign                             -      -
                                            -      -

                                        $   -  $   -
                                        -----  -----

At October 31, 2002, the Company has a Federal tax net operating loss ("NOL") carryforward of approximately $5,000,000, which expires at various dates through 2015.

The Company did not provide any current or deferred United States federal, state or foreign income tax provision or benefit for the period presented because it has experienced operating losses since inception. The Company has provided a full valuation allowance on the deferred tax asset, consisting primarily of net operating loss carryforwards, because of uncertainty regarding its realizability.

NOTE 10 - SHAREHOLDERS' EQUITY

Common Stock

     The Company has 5,000,000 shares of class A common stock which to date have never been issued. Management has no intent of issuing any of these shares and will be canceling these shares by filing an amendment to the articles of incorporation with the State of Delaware.

     The Company has 55,000,000 authorized shares of Class B common stock with a par value of $.001.
     Each  share  entitles  the  holder  to  one  vote.

     On November 19, 2001 the Company issued 600,000 shares to a consultant for services amounting totaling $8,000.

     On November 19, 2001 the Company issued 400,000 shares to its president in settlement of payments made by the President to settle Company expenses on behalf of the Company totaling $38,995 Cdn.

     On November 19, 2001 the Company issued 200,000 shares to its director for settlement of legal services performed totaling $4,000.

     On November 19, 2001 the Company issued 266,000 shares for the purchase of a company in Europe. The transaction was recorded at par value since the European company had no financial history or viable operation.

     On December 19, 2001 the Company issued 100,000 shares to an organization in settlement of consulting services totaling $2,000.

     On July 3, 2002 the Company issued 200,000 shares to an organization in settlement of consulting services totaling $4,000.

NOTE  11  -  WARRANTS  AND  OPTIONS

On August 01, 2000 the Company adopted a Long Term Incentive Plan whereby directors, officers, certain key employees of the Company and its affiliates as well as certain consultants to the Company would be granted stock options. A maximum of 10% of the authorized Class B common shares totaling 5,500,000 can be reserved and available for distribution pursuant to the terms of the plan. On October 02, 2000, 925,000 options with an exercise price of $1.25 had been issued to consultants and other non employee affiliates who rendered services to the Company throughout the year. The services were rendered in the fiscal year ending October 31, 2000. The expense for such services were reflected in the financial statements ended October 31, 2000. As an incentive to maintain a relationship with these consultants and non employee affiliates, the Company issued these options for anticipated future services. These future services were not received. The options vest one-third on December 18, 2000, one third on December 18, 2001 and one third on December 18, 2002. The stock options expire seven years from the date they were granted.

In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation". The Company has determined that it will continue to account for employee stock-based compensation under Accounting Principles Board No. 25 and elect the disclosure-only alternative under SFAS No. 123. The fair value of a share of nonvested stock is measured at the market price of a share on the grant date. The proforma effect to net income and earnings per share is reflected as follows:

                                                                               Year ended       Year ended
FAS 123 "Accounting for stock based compensation                              Oct. 31, 2002    Oct. 31, 2001
                                                                             ---------------  ---------------
Paragraph 47 (a)
                1.Beginning of year - outstanding
                    i. number of options/warrants                                   308,333          308,333
                    ii. weighted average exercise price                                1.35             1.35
                2. End of year - outstanding
                    i. number of options/warrants                                   308,333          308,333
                    ii. weighted average exercise price                                1.35             1.35
                3. End of year - exercisable
                    i. number of options/warrants                                   308,333          308,333
                    ii. weighted average exercise price                                1.35             1.35
                4. During the year - Granted
                    i. number of options/warrants                                         0                0
                    ii. weighted average exercise price                                   0                0
                5. During the year - Exercised
                    i. number of options/warrants                                         0                0
                    ii. weighted average exercise price                                   0                0
                6. During the year - Forfeited
                    i. number of options/warrants                                         0                0
                    ii. weighted average exercise price                                   0                0
                7. During the year - Expired
                    i. number of options/warrants
                    ii. weighted average exercise price

Paragraph 47 (b) Weighted-average grant-date fair value of options granted during the year:
                1. Exceeds market price                                                   0                0

Paragraph 47 (c) Equity instruments other than options/warrants                        none             none


Paragraph 47(d) Description of the method and significant assumptions used during the year to estimate the fair value of options:
(1)Weighted average risk-free interest rate                                            5.54%            5.54%
Weighted average expected life (in months)                                            39.00            51.00


                                       49

Weighted average expected volatility                                                   0.00%               0
Weighted average expected dividends                                                    0.00                0

Paragraph 47(e) Total compensation cost recognized in income for stock-                   0                0
based employee compensation awards.

Paragraph 47(f) The terms of significant modifications of outstanding                  none             none
awards.

    Paragraph 48 - Options outstanding at the date of the latest statement of financial position presented:

                1.  (a) Range of exercise prices                             $   1.10-$2.00   $   1.10-$2.00
                    (b) Weighted-average exercise price                                1.35             1.35
                2.  Weighted-average remaining contractual life (in months)           39.00            51.00


                                                                                Year ended       Year ended
                                                                             Oct. 31, 2002    Oct. 31, 2001
                                                                             ---------------  ---------------

 Net Income after proforma effect                                                (1,667,839)      (2,589,345)
Earnings per share after proforma effect                                     $        (0.06)  $        (0.12)

                           GSI TECHNOLOGIES USA, INC.
                                  BALANCE SHEET
                                AT JULY 31, 2003
                                   (UNAUDITED)

                                     ASSETS
                                     ------

Current Assets
  Cash                                                        $       707
  Receivables - net                                                81,822
  Other current assets                                                684
                                                              ------------

    Total current assets                                           83,214
Property and equipment, net                                       145,682
Other assets                                                        2,453
                                                              ------------

    TOTAL ASSETS                                                  231,349
                                                              ============


                      LIABILITIES AND STOCKHOLDERS' EQUITY
                      ------------------------------------

Current Liabilities
  Accounts payable                                                187,637
  Notes Payable (principally related party)                       403,641
  Other current liabilities                                        38,376
                                                              ------------

    Total current liabilities                                     629,654

Stockholder's Equity
  Common Stock, class A, $1.00 par value; authorized                    -
    5,000,000 shares; issued and outstanding none
  Common Stock, class B, $.001 par value; authorized               43,828
    55,000,000 shares; issued and outstanding -
  43,827,823
  Paid in Capital                                               6,573,903
  Accumulated deficit                                          (7,017,167)
  Accumulated other comprehensive income
    Foreign currency translation                                    1,133
                                                              ------------

    Total Shareholder's Equity (Deficit)                         (398,304)

      TOTAL LIABILITIES AND SHAREHOLDER'S EQUITY              $   231,349
                                                              ============

Read the accompanying summary of significant accounting notes to Financial statements, which are an integral part of this financial statement.

                                              GSI TECHNOLOGIES USA INC
                                              STATEMENT OF OPERATIONS
                         FOR THE THREE MONTHS AND NINE MONTHS ENDED JULY 31, 2003 AND 2002
                                                    (UNAUDITED)

                                                            Three months                      Nine months
                                                            ended July 31,                   Ended July 31,
                                                          2003            2002            2003            2002
                                                     --------------  --------------  --------------  --------------
Revenues                                             $           -   $           -   $      15,000   $      23,750

Cost of Sales                                                    -               -               -          10,634
                                                     --------------  --------------  --------------  --------------

Gross Profit                                                     -               -          15,000          13,116

Operating Expenses:
    Marketing                                               12,984               -          42,117          24,412
    Salaries and related costs                                   -               -          25,060          38,996
    Rent                                                    14,189               -          38,773          51,426
    Professional fees                                       25,188               -          68,074           9,029
    Consulting                                             162,737               -         284,400               -
    Software development                                   204,787               -         324,326               -
    Depreciation                                             4,257             973           8,913           2,920
    Amortization                                             2,001          23,845          51,018          71,537
    Loss on licensing agreement write off                        -               -         141,133               -
    Other selling, general and administrative               54,392           1,556         175,507          64,890
                                                     --------------  --------------  --------------  --------------
      Total operating expenses                             480,534          26,374       1,159,322         263,210

      Loss before other income (expense)                  (480,534)        (26,374)     (1,144,322)       (250,093)

Other income (expense):
    Interest expense (principally related party)            (9,090)         (8,863)        (31,557)        (17,622)
                                                                 -               -               -               -
                                                     --------------  --------------  --------------  --------------

      Total other income (expense)                          (9,090)         (8,863)        (31,557)        (17,622)


Net Loss                                                  (489,624)        (35,237)     (1,175,878)       (267,715)
                                                     ==============  ==============  ==============  ==============

Basic weighted average common shares outstanding        36,862,171      25,802,134      30,622,692      22,869,528
                                                     ==============  ==============  ==============  ==============

Basic and diluted Loss per common share              $       (0.01)  $       (0.00)  $       (0.04)  $       (0.01)
                                                     ==============  ==============  ==============  ==============

Read the accompanying summary of significant accounting notes to Financial statements, which are an integral part of this financial statement

                            GSI TECHNOLOGIES USA, INC.
                             STATEMENT OF CASH FLOWS
                 FOR THE NINE MONTHS ENDED JULY 31, 2003 AND 2002
                                   (UNAUDITED)

                                                               Nine months
                                                              ended July 31,
                                                             2003         2002
                                                         ------------  ----------
CASH FLOWS FROM OPERATING ACTIVITIES:

Net Income (Loss)                                        $(1,175,878)  $(267,715)
Adjustments to reconcile net income (loss) to net cash
 used in operating activities:
     Depreciation and amortization                            59,931      74,457
     Issuance of stock for contract settlement                     -      38,996
     Issuance of stock for consulting services                20,000
     Accrued Interest Expense                                      -      12,179
     Loss on licensing agreement write off                   141,133           -

Changes in Operating assets and liabilities:
     Receivables and other current assets                    (82,506)     (4,871)
     Other assets                                             (2,453)
     Accounts Payable and Accrued Liabilities                  7,736     140,937
                                                         ------------  ----------

Net cash provided by/(used in) operating activities       (1,032,036)     (6,019)


CASH FLOWS FROM INVESTING ACTIVITIES:

Net cash provided by/(used in) investing activities
     Loan Receivable, principally related parties                  -           -
     Purchase of property and equipment                      (94,833)          -
                                                         ------------  ----------

Net cash provided by/(used in) investing activities          (94,833)          -


CASH FLOWS FROM FINANCING ACTIVITIES:

Proceeds from:
  Notes payable                                              383,055           -
  Investment proceeds                                        481,377           -
  Sales of common stock                                      263,144           -
                                                         ------------  ----------

Net cash provided by/(used in) financing activities        1,127,576           -
                                                         ------------  ----------

Net increase (decrease) in cash and cash equivalents             707      (6,019)
Cash and cash equivalents, beginning of period                     -       6,019
                                                         ------------  ----------

Cash and cash equivalents, end of period                 $       707   $      (0)
                                                         ============  ==========


SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING ACTIVITIES:


                                       53

Issuance of 1 million shares for default payment              50,000
penalty settlement

Issuance of 2 million shares for settlement of note          345,808
payable including accrued interest.

Issuance of 10.5 million shares for settlement of            625,000
investment liability

Issuance of 1,336,800 shares for settlement of                67,100
accrued financing cost

Purchase of 40% of LTS Networks, Inc.                            500

    Read the accompanying summary of significant accounting notes to Financial statements, which are an integral part of this financial statement

                           GSI TECHNOLOGIES USA, INC.
                  NOTES TO THE CONDENSED FINANCIAL STATEMENTS
                                   (UNAUDITED)
                                  JULY 31, 2003


NOTE  1  -BASIS  OF  PRESENTATION

     The accompanying unaudited condensed financial statements of GSI Technologies USA, Inc. have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-QSB and Article 10 of Regulation S-X. The financial statements reflect all adjustments consisting of normal recurring adjustments which, in the opinion of management, are necessary for a fair presentation of the results for the periods shown. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.

     These financial statements should be read in conjunction with the audited financial statements and footnotes thereto included in GSI Technologies USA, Inc.'s 10K-SB as filed with the Securities and Exchange Commission.

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and that effect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


NOTE  2  -  NET  EARNINGS  (LOSS)  PER  SHARE

     Earnings (Loss) per common share are calculated under the provisions of SFAS No. 128, "Earnings per Share," which establishes standards for computing and presenting earnings per share. SFAS No. 128 requires the Company to report both basic earnings (loss) per share, which is based on the weighted-average number of common shares outstanding during the period, and diluted earnings
(loss) per share, which is based on the weighted-average number of common shares outstanding plus all potential dilutive common shares outstanding. Options and warrants are not considered in calculating diluted earnings (loss) per share since considering such items would have an anti-dilutive effect.


NOTE  3  -  DETAILS  OF  FINANCIAL  STATEMENT  COMPONENTS

                                          July 31st, 2003
                                          ----------------
Property and Equipment:

Furniture and fixture                     $         38,934
Computer and other equipment                        45,168
Leasehold improvements                              83,168
Less:  Accum depreciation & amortization             21,58
     Property and equipment, net          $        145,682

Intangible  Assets:
     License rights  -                               $ 474,779
     (Gross amount of $800,000 acquired from
     affiliate and recorded at predecessor basis
     with the cost over such basis of $325,221
     recorded as a dividend to affiliate).
     Accumulated amortization                         (333,646)
     Loss on write down to realizable value           (141,133)
                                                     ----------
      July 31, 2003 balance                          $       -
                                                     ==========
     Amortization expense for the nine month period     47,478

          At April 30, 2003 the Company reviewed the carrying amount of license rights and determined that the amount of $141,133 was considered to be totally unrecoverable and exceeded its fair value by its book value. This determinations was based on its book value exceeding the sum of the undiscounted future cash flows expected to result from the assets use and disposition. The entire capitalized net amount of $141,133 for the license rights has been reflected as a loss in the current year interim financial statements.


NOTE  4  -  NOTES  PAYABLE

On May 15, 2002 the Company signed a promissory note for $330,000. The term of the note is for 60 days and the rate of interest is prime plus 2%. The Company also agreed to issue 2 million shares of Class B Common Stock to the lender as part of the transaction as an origination fee which was valued at .05 per share totaling $100,000. On June 20, 2002, a shareholder of the Company indirectly forwarded to the lender 1,114,000 shares as collateral for this transaction on behalf of the Company thereby assigning 55.7% ($55,700) of the origination fee liability from the lender to the shareholder. On June 20, 2002, another shareholder of the Company directly forwarded to the lender 886,000 shares as collateral for this transaction on behalf of the Company thereby assigning 44.3% (44,300) of the origination fee liability from the lender to the shareholder. On June 21, 2002 the Company agreed to issue 1,114,000 shares to the shareholder who advanced his shares to the lender as well as issuing an additional 222,800 for his assistance in this matter. The 222,800 were valued at .05 per share totaling $11,140 and reflected as interest in the October 31, 2002 financial statements. At October 31, 2002, no shares had been issued to the shareholder and the origination fee liability of $55,700 as well as the additional $11,400 in accrued interest remained reflected as liabilities in the October 31, 2002 financial statements . On June 21, 2002 the Company and the other shareholder who forwarded 886,000 shares to the lender agreed that he would not receive any shares from the Company for his assistance in the matter. The Company reflected this as relieving the balance of the accrued origination fee liability with an offset to Paid in Capital in the amount of $44,300 in the October 31, 2002 financial statements. At October 31, 2002, the note had not been paid back and the accrued interest totaled $4,837. As part of the agreement, the Company will issue an additional 1,000,000 shares as a default penalty valued at .05 per share totaling $50,000. At October 31, 2002, the Company had not issued any shares related to default penalty. The default penalty amounts have been accrued and reflected in the October 31, 2002 financial statements. At January 31, 2003, the note had not been paid back and accrued interest for the three month period ending January 31, 2003 of $5,362 has been reflected in the financial statements. This note including all interest associated with it was $340,199 at January 31, 2003. On March 28, 2003, the Company issued 1 million shares in settlement of the default penalty. At April 30, 2003, the note had not been paid back and accrued interest for the six month period

NOTE  4 - NOTES PAYABLE (CONTINUED):

Ending April 30, 2003 totaled $10,519. This note including all interest associated with it was $345,356 at April 30, 2003. In May 2003 the Company received an additional $163,144 in investment proceeds and issued 2 million shares, 500,000 warrants exercisable at $0.25 and 516,000 warrants exercisable at $1.00 for settlement of the additional proceeds of $163,144 as well as the original principal amount of $330,000 and accrued interest of $15,808 totaling $345,808.

On December 18, 2002, the Company signed a promissory note for $440,000 CAD, approximately $290,980 USD with an unrelated party. The note bears interest of 11%. At January 31, 2003 interest of $3,946 has been accrued and reflected in the financial statements. The balance of the note, including interest, at January 31, 2003 is approximately $294,926 USD. At April 30, 2003 interest of
$11,948 has been accrued and reflected in the financial statements. The balance of the note, including all interest associated with it was approximately $302,928 USD at April 30th 2003. At July 30, 2003 interest of $19,950 has been accrued and reflected in the financial statements. The balance of the note, including all interest associated with it was approximately $310,930 USD at July 31th 2003.

On June 19, 2003 the Company signed a promissory note for $100,000 USD with an unrelated party. The note bears interest of prime plus 2 percent and the term is one year. The Company has received $92,075 at July 31, 2003. At July 31, 2003, interest of $636 has been accrued and reflected in the financial statements. The balance of the note, including interest at July 31, 2003 is $92,711.

NOTE  5  -  COMMITMENTS  AND  CONTIGENCIES

Investment agreement
     On September 10, 2002 the Company entered into an investment agreement whereby an investment group will advance up to $300,000 from September 10, 2002 through February 1, 2003. In consideration for the proceeds, the Company will issue on February 1, 2003, 6 million shares of Class B Common Stock, 2,000,000 options at an exercise price of $0.10 expiring January 31, 2010 and 2,000,000 warrants at an exercise price of $1.20 expiring on February 1, 2005. At October 31, 2002, $143,623 had been advanced to the Company. During the three month period ending January 31, 2003, additional advances totaling $98,155 had been received. During the three month period ending April 30, 2003, additional advances totaling $58,222 had been received. At April 30, 2003, a total of $300,000 had been advanced to the Company. At April 30, 2003 the Company had not issued any shares to settle the investment proceeds liability. On June 19, 2003 the Company issued 6 million shares of Class B Common Stock, 2 million warrants exercisable $0.10 and 2 million warrants exercisable at $1.20 to settle the investment proceeds liability of $300,000.

          In November 2002, the Company entered into an investment agreement whereby an additional investment group will advance up to $125,000 from November 2002 through February 2003. In consideration for the proceeds, the Company will issue on February 1, 2003, 2.5 million shares of Class B Common Stock, 2,000,000 options at an exercise price of $0.050 expiring January 31, 2010. During the three month period ending January 31, 2003, no advances had been received. During the three month period ending April 30, 2003 advances of $62,651 had been received. At April 30, 2003 the Company had not issued any shares to settle the investment proceeds liability. From May 1, 2003 to June 19, 2003 advances of $62,349 had been received. On June 19, 2003 the Company issued 2.5 million shares of Class B Common Stock and 2 million warrants to settle the investment proceeds liability of $125,000.


NOTE  5  -  COMMITMENTS  AND  CONTIGENCIES  (CONTINUED):

In March 2003, the Company entered into an investment agreement whereby a third investment group will advance up to $200,000 from March 2003 through April 2003. In consideration for the proceeds, the Company will issue on June 1, 2003, 2 million shares of Class B Common Stock, 500,000 options at an exercise price of $0.10 and 500,000 options at an exercise price of $0.25 expiring January 31, 2010. During the three month period ending April 30, 2003, no advances had been received. From May 1, 2003 to June 19, 2003 advances of $20,000 had been received. On June 19, 2003 the Company issued 2 million shares of Class B Common Stock and 1 million warrants to settle the investment proceeds liability of $200,000.

Office leases

     On September 1, 2002, the Company entered into a three year office lease for its Monteal office with monthly payments approximately $2,000.

     On October 1, 2002, the Company entered into a one year office lease for its U.S. office with monthly payments approximately $1,000.

Legal  Matters

     We remain party to one proceeding initiated by another party in the Superior Court of the Province of Quebec, District of Montreal. An amount of $98,766 in Canadian dollars has been claimed for our alleged failure to pay a commission and consequent damages relating to negotiations with GSI Canada for an acquisition. Legal counsel advises that, in his opinion, the case against the company is without merit.

     On September 2001, we received a law suit from a former employee for unpaid salaries. We concluded an out of court settlement, on November 22nd, 2002, for the amount of approximately $7,750 US ($12,000 CAD) as final settlement. The $7,750 had been accrued and reflected in the October 31, 2002 financial statements.

     The Company has been involved in litigation for unpaid business taxes with the City of Montreal. The litigation has been settled in the amount of approximately $23,000 of which approximately $5,000 has been paid by October 31, 2002 and the remaining $18,000 due to the City of Montreal has been reflected in accounts payable at October 31, 2002. During the three month period ending January 31, 2003 no payments were made towards this debt. During the three month period ending April 30, 2003 approximately $8,000 in payments were made towards this debt. At April 30, 2003, the outstanding balance totaled approximately $10,000. During the three month period ending July 31, 2003, approximately $10,000 in payments were made towards this debt and the balance at July 31, 2003 was zero.

     In March 2002, a former Director, who was also an Officer in the Company, along with another employee of the Company, filed a civil action against the Company in the State of Florida alleging unpaid wages and expense reimbursements totaling approximately $225,000. The Company has not retained legal counsel but believed this complaint to be without merit and is in the process of negotiating a settlement and release agreement with these two individuals in the amount of approximately $13,000. The Company has received an oral confirmation to the $13,000 settlement and release agreement. The $13,000 had been accrued and reflected in the October 31, 2002 financial statements. The Company and these individuals signed the settlement agreement related to this matter on February 27, 2003 and the company forwarded the required payment $13,000 to settle this matter.

NOTE 5 - COMMITMENTS AND CONTIGENCIES (CONTINUED):

Consulting agreement
     On May 27, 2002, the Company entered into a consulting agreement with a non affiliated individual.
     The agreement is for one year and the annual amount of the agreement is approximately $100,000.

NOTE 6 - SOFTWARE DEVELOPMENT

The Company is currently developing software for resale to prospective clients. The Company capitalizes cost of materials, consultants, interest, and payroll and payroll-related costs for employees incurred in developing computer software for resale once technological feasibility is attained. Currently, the Company has contracted with consultants to develop the software. Technological feasibility is established when the Company has completed all planning, designing, coding, and testing activities that are necessary to establish that the product can be produced to meet its design specifications including functions, features, and technical performance requirements. Until technological feasibility is established, all costs associated with the software development are considered research and development expenditures and are charged to development expense in the period incurred.


NOTE 7 - GOING CONCERN

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. The Company reported a net loss of $1,175,878 (unaudited) for the nine months ended July 31, 2003 and a loss of $7,017,167 (unaudited) since inception. As reported on the statement of cash flows, the Company incurred negative cash flows from operating activities of $1,032,036 for the nine months ended July 31, 2003. Continuation of the Company as a going concern is dependent upon obtaining sufficient working capital for its planned activity. Additional capital and/or borrowings will be necessary in order for the Company to continue in existence until attaining and sustaining profitable operations. The Company continues to aggressively pursue strategic alliances which will bring a cash infusion, restructuring and forward looking business plan.


NOTE 8 - RELATED PARTY TRANSACTIONS

Legal fees to Director's firm
During the nine month period ending July 31, 2003, the Company has retained legal services from a firm in which a director of the Company, Marc Cote, is a partner. The Company incurred approximately $28,800 in legal fees from this firm in the nine month period ending July 31, 2003.

NOTE 9 - INCOME TAXES

The provision for taxes on earnings for the nine months ended July 31, 2003, consist of:

                          2003                2002
Current
    Federal               $   -               $   -
    State                     -                   -
    Foreign                   -                   -

Deferred
    Federal               $   -               $   -
    State                                         -
    Foreign                   -                   -

At July 31, 2003, the Company has a Federal tax net operating loss ("NOL") carryforward of approximately $6,000,000, which expires at various dates through 2015.

The Company did not provide any current or deferred United States federal, state or foreign income tax provision or benefit for the period presented because it has experienced operating losses since inception. The Company has provided a full valuation allowance on the deferred tax asset, consisting primarily of net operating loss carryforwards, because of uncertainty regarding its realizability.

NOTE 10 - SHAREHOLDERS' EQUITY

Common Stock

     The Company has 5,000,000 shares of class A common stock which to date have never been issued. Management has no intent of issuing any of these shares and will be canceling these shares by filing an amendment to the articles of incorporation with the State of Delaware.

     The Company has 55,000,000 authorized shares of Class B common stock with a par value of $.001.
     Each  share  entitles  the  holder  to  one  vote.

     In March 2003 the Company issued 2 million shares of Class B common stock in a private placement for $100,000.

     In March 2003 the Company issued 1 million shares of Class B common stock to settle accrued default payment penalties totaling $50,000.

     In May 2003, the Company issued 2 million shares of Class B common stock to settle a note payable in the amount of $345,808 which includes all accrued interest and an additional receipt of proceeds in the amount of $163,144.

NOTE 10 - SHAREHOLDERS' EQUITY (CONTINUED):

     In June 2003, the Company issued 10.5 million shares of Class B common stock to settle an investment proceeds liabilities of $625,000.

     In June 2003, the Company issued 200,000 shares of Class B common stock for consulting services.

     In June 2003, the Company issued 1,336,800 shares of Class B common stock for settlement of an accrued financing cost liability

     In June 2003, the Company issued 500,000 shares of Class B common stock for the purchase of 40% of LTS Networks.

NOTE  11  -  WARRANTS  AND  OPTIONS

     In May 2003, the Company issued 500,000 warrants exercisable at $0.25 and 516,000 warrants exercisable at $1.00 in connection to settle a note payable in the amount of $345,808 which includes all accrued interest and an additional receipt of proceeds in the amount of $163,144.

     In June 2003, the Company issued 2 million warrants exercisable at $1.20, 500,000 warrants exercisable at $0.25, 2.5 million warrants exercisable at $0.10 and 2 million warrants exercisable at $0.05 in connection to settle an investment proceeds liabilities of $625,000.

     On August 01, 2000 the Company adopted a Long Term Incentive Plan whereby directors, officers, certain key employees of the Company and its affiliates as well as certain consultants to the Company would be granted stock options. A maximum of 10% of the authorized Class B common shares totaling 5,500,000 can be reserved and available for distribution pursuant to the terms of the plan. On On October 02, 2000, 925,000 options with an exercise price of $1.25 had been issued to consultants and other non employee affiliates who rendered services to the Company throughout the year. The services were rendered in the fiscal year ending October 31, 2000. The expense for such services were reflected in the financial statements ended October 31, 2000. As an incentive to maintain a relationship with these consultants and non employee affiliates, the Company issued these options for anticipated future services. These future services were not received. The options vest one-third on December 18, 2000, one third on December 18, 2001 and one third on December 18, 2002. The stock options expire seven years from the date they were granted.

     In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation". The Company has determined that it will continue to account for employee stock-based compensation under Accounting Principles Board No. 25 and elect the disclosure-only alternative under SFAS No. 123. The fair value of a share of nonvested stock is measured at the market price of a share on the grant date. The proforma effect to net income and earnings per share is reflected as follows:

NOTE  11  -  WARRANTS  AND  OPTIONS  (CONTINUED)

                                                                                      Nine months ended    Nine months ended
FAS 123 "Accounting for stock based compensation                                        July 31, 2003        July 31, 2002
Paragraph 47 (a)
                1.Beginning of year - outstanding
                    i. number of options/warrants                                               308,333              308,333
                    ii. weighted average exercise price                                            1.35                 1.35
                2. End of year - outstanding
                    i. number of options/warrants                                               308,333              308,333
                    ii. weighted average exercise price                                            1.35                 1.35
                3. End of year - exercisable
                    i. number of options/warrants                                               308,333              308,333
                    ii. weighted average exercise price                                            1.35                 1.35
                4. During the year - Granted
                    i. number of options/warrants                                                     0                    0
                    ii. weighted average exercise price                                               0                    0
                5. During the year - Exercised
                    i. number of options/warrants                                                     0                    0
                    ii. weighted average exercise price                                               0                    0
                6. During the year - Forfeited
                    i. number of options/warrants                                                     0                    0
                    ii. weighted average exercise price                                               0                    0
                7. During the year - Expired


                                       60

                    i. number of options/warrants
                    ii. weighted average exercise price

Paragraph 47 (b) Weighted-average grant-date fair
value of options granted during the year:
                1. Exceeds market price                                                               0                    0

Paragraph 47 (c) Equity instruments other than                                                     none                 none
options/warrants


Paragraph 47(d) Description of the method and significant
assumptions used during the year to estimate the fair value
of options:
(1)Weighted average risk-free interest rate                                                        5.54%                5.54%
Weighted average expected life (in months)                                                        30.00                42.00
Weighted average expected volatility                                                               0.00%                   0
Weighted average expected dividends                                                                0.00                    0

Paragraph 47(e) Total compensation cost recognized in income for stock-based                          0                    0
employee compensation awards.

Paragraph 47(f) The terms of significant modifications of outstanding awards.                      none                 none

Paragraph 48 - Options outstanding at the date of the lateststatement of financial position presented:

                1.  (a) Range of exercise prices                                     $       1.10-$2.00   $       1.10-$2.00
                    (b) Weighted-average exercise price                                            1.35                 1.35
                2.  Weighted-average remaining contractual life (in months)                       30.00                42.00



                                                                                     Nine months ended    Nine months ended
                                                                                     July  31, 2003       July  31, 2002
Net Income after proforma effect                                                             (1,175,878)            (267,715)
Earnings per share after proforma effect                                             $            (0.04)  $            (0.01)

YOU SHOULD ONLY RELY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR
OTHER INFORMATION THAT WE REFER YOU TO.  WE HAVE NOT AUTHORIZED
ANYONE TO PROVIDE YOU WITH ANY OTHER INFORMATION THAT IS DIFFERENT .
YOU SHOULD NOTE THAT EVEN THOUGH YOU RECEIVED A COPY  OF THIS              39,591,572 SHARES OF COMMON STOCK
PROSPECTUS, THERE MAY HAVE BEEN CHANGES IN OUR AFFAIRS SINCE THE DATE
OF THIS PROSPECTUS.  YOU SHOULD BE AWARE OF OUR PUBLIC FILINGS WHERE
WE WILL MAKE PROMPT DISCLOSURE OF MATERIAL FACTS, BOTH FAVORABLE AND
UNFAVORABLE. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL
SECURITIES IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS
NOT AUTHORIZED


TABLE OF CONTENTS                                                                       Page
Risk Factors                                                                               2
Special Note Regarding Forward-Looking Statements                                          5
Summary Historical Financial Information                                                   5    GSI TECHNOLOGIES USA INC.
Management Discussions and Analysis of Financial Condition   and Results of Operations
Use of Proceeds                                                                            6
Business                                                                                  11           PROSPECTUS
Management                                                                                12
Security Ownership of Certain Beneficial owners and   Management                          21
Executive Compensation
Certain Relationships and Related Transactions                                            24
Disclosure of Commission Position                                                         25
 on Indemnification for Securities Act Liability                                          25
Description of Securities
Plan of Distribution                                                                      25
Selling Stockholders                                                                      26
Legal Matters                                                                             27
Experts                                                                                   28
Available Information                                                                     30       _____________ , 2003
Index to Financial Statements                                                             30
                                                                                          30

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 13.  OTHER  EXPENSES  OF  ISSUANCE  AND  DISTRIBUTION
          ------------------------------------------------

          The following statement sets forth the estimated expenses in connection with the offering described in the Registration Statement, all of which will be borne by the Registrant.

Securities and Exchange Commission Fee  $ 1,003
--------------------------------------  -------
Accountants' Fees                       $   500
--------------------------------------  -------
Legal Fees                              $20,000
--------------------------------------  -------
Printing and engraving                  $ 1,000
--------------------------------------  -------
Miscellaneous                           $   497
--------------------------------------  -------
TOTAL                                    23,000
--------------------------------------  -------


ITEM 14.  INDEMNIFICATION  OF  DIRECTORS  AND  OFFICERS.
          ----------------------------------------------

          Neither our By-Laws nor our Certificate of Incorporation currently provide indemnification to our officers or directors. In an effort to continue to attract and retain qualified individuals to serve as our directors and officers, we intend to adopt provisions providing for the maximum indemnification permitted by Delaware law.

ITEM 15.  RECENT  SALES  OF  UNREGISTERED  SECURITIES
          -------------------------------------------

     On May 6, 2002, GSI entered into an agreement with Wien Group, Inc. for business consulting services valued at $20,000 which was paid by the delivery, on June 19, 2003, of 200,000 shares valued at $0.10 per share.

     In September 2002, Sogepar SA, a European investment corporation, agreed to invest a total of $300,000 to be injected from September 2002 to February 2003. The investment has been completed. On June 19, 2003, Sogepar SA received 6,000,000 shares at a price per share of $0.05 plus 2,000,000 warrants exercisable at a price of $0.10 and 2,000,000 warrants exercisable at a price of $1.20.

     On October 18, 2002, La Ferme M.J. Fillion Inc. invested $100,000 in consideration of 2,000,000 shares at a price of $0.05 per share. On September 12, 2003, La Ferme M.J. Fillion Inc. invested another amount of $250,000 in consideration of 1,000,000 shares at a price per share of $0.25 and 1,000,000 warrants at a price of $1.00 per share.

     In November 2002, Worldwide Business Consultants S.A., agreed to invest a total of $125,000 to be injected from November 2002 to February 2003. The investment has been completed. On June 19,

     2003, Worldwide Business Consultants SA received 2,500,000 shares at a price per share of $0.05 plus 2,000,000 warrants exercisable at $0.05.

     In March 2003, First Mercantile Investments, Corp., agreed to invest a total of $200,000 to be injected from March 2003 to April 2003. The investment has been completed. On June 19, 2003, First Mercantile Investments, Corp. received 2,000,000 shares at a price per share of $0.10 plus 500,000 warrants exercisable at a price of $0.10 per share and 500,000 warrants exercisable at a price of $0.25 per share.

     On May 15, 2002, Mr. Craig Perry advanced $330,000.00 to the Company. In consideration to this loan the Guarantor (Michel de Montigny) transferred 2,000,000 shares to Mr. Perry. This note has a term of 60 days bearing interest at prime rate plus 2% and a collateral / late payment penalty of 1,000,000 shares. On March 28, 2003 the Company issued 1,000,000 shares to Mr. Perry representing the Collateral /late payment penalty on this note. On May 8, 2003, Mr. Perry agreed to cancel his $351,000 payable note ($330,000 debt + 21,000 interest to date) and to invest a supplementary amount of $165,000 for the following considerations: 2,000,000 shares at a price per share of $0.25 plus 500,000 warrants exercisable at $0.25 and 516,000 warrants exercisable at $1.00. Mr. Craig Perry became a Director on April 28, 2003.

     On June 11, 2003, we concluded a purchase agreement to acquire a 40% stake in LTS Networks Inc., the developer of our software for 500,000 shares of our common stock.

     On June 19, 2003, GSI issued 1,336,800 shares to 4136306 Canada Inc. for conversion of outstanding promissory notes dated June 2002.

     Except for the investment by Mr. Perry and the issuance to Wien Group, which were exempt pursuant to Regulation D, Rule 506 as Mr. Perry is an "accredited" investor and Wien Group is a sophisticated investor, the other issuances were all made to "non-U.S. Persons" who were offshore at the origination of the buy order and without any directed selling efforts made in the US and were therefore exempt pursuant to Regulation S.


ITEM  16.  EXHIBITS  AND  FINANCIAL  STATEMENTS  SCHEDULES.
           ------------------------------------------------

     3.1      Certificate of Incorporation, as amended*
     3.2      By-Laws*
     4.1      Specimen  Common  Stock  Certificate*
     4.2      Specimen  Warrant  Certificate**
     5        Opinion  of  Law  Offices  of  Irving  Rothstein
     10.1 (a) Leases  Quebec  premises**
     10.1 (b) Leases  US  premises**
     10.2     Employment  Agreement  with  Gilles  Addison**
     10.3     LTS  Share  Purchase  Agreement**
               (a)     Alan  Truesdale
               (b)     Paul  Tatham
               (c)     Nikos  Sklavenitis

               (d)     Christine  Nairn
               (e)     Glenn  H.  Jacobson  Living  Trust
     10.4     SN  Entertainment  Agreement**
     10.5     Services  Agreement  with  LTS**
     10.6     Consulting  Agreement  with  Wien**
     10.7     Loan  and  Investment  Agreement  with  Craig  Perry**
     10.8     Loan  and  Investment  Agreement  with  La  Ferme  M.J.  Fillion**
     10.9     Special  Agreement  with  MCSI
     10.10    Sales  Representative  Agreement  with  Petters  Group.
     10.11 Master Licensing Agreement between GSI Canada & GSI Technologies USA Inc.*
     10.12 Addendum to the Licensing Agreement between GSI Canada & GSI Technologies USA Inc.
     23.1     Consent of Law Offices of Irving Rothstein
              (included in the Opinion filed as Exhibit 5)
     23.2     Consent of Mark  Cohen, C.P.A.
                   _______________
              *    Incorporated  by reference from Registration Statement
                   No. 333-30474
              **   Incorporated  by  reference  from  original filing on
                   July  1st,  2003

ITEM 17.  UNDERTAKINGS.
          ------------

          The  undersigned  Registrant  hereby  undertakes:

     (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

     (i) Include any prospectus required by section 10(a)(3) of the Securities Act;

     (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

     (iii) Include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (iv) Include any additional or changed material information on the plan of distribution.

     (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered and the offering of the securities at that time to be the initial bona fide offering.

     (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

          Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                                   SIGNATURES

          In accordance with the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and has authorized this registration statement or amendment to be signed on its behalf by the undersigned, in the City of Montreal on the 10th day of November, 2003.

          GSI TECHNOLOGIES USA INC.


          By:  /s/ Gilles Addison
             ------------------------------------
               Gilles Addison, President and CEO

               In accordance with the requirements of the Securities Act, this registration statement or amendment was signed by the following persons in the capacities and on the dates stated:

        SIGNATURE                             TITLE                 DATE
        ---------                             -----                 ----


        By:/s/ Gilles Addison
           -----------------------
           Gilles Addison                     President & CEO       November 10, 2003



        By:/s/ Marie El-Ahmar Eid
           -----------------------
           Marie El-Ahmar Eid                 Director & Secretary  November 10, 2003



        By:/s/ Craig Perry
           -----------------------
           Craig Perry                        Director & Chairman   November 10, 2003


        By:/s/ Marc Cote
           -----------------------
           Marc Cote                          Director              November 10, 2003